Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140598

PROSPECTUS

ImmunoCellular Therapeutics, Ltd.

17,209,128 Shares of Common Stock

This prospectus relates to the sale of up to 7,915,704 shares of our currently outstanding shares of common stock that are owned by some of our stockholders, and 9,293,424 shares of our common stock issuable upon the exercise of common stock purchase warrants or options held by some of our securityholders. For a list of the selling securityholders, please see “Selling Securityholders.” We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants or options if and when those warrants or options are exercised by the selling securityholders. None of the warrants or options has been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol IMUC. On June 4, 2007, the last reported price of our common stock was $2.25 per share.

The shares included in this prospectus may be reoffered and resold directly by the selling securityholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 49 of this prospectus. We will not control or determine the price at which a selling securityholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “ Risk Factors,” which begin on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to ImmunoCellular Therapeutics, Ltd., a Delaware corporation formerly known as Optical Molecular Imaging, Inc.

Company Overview

ImmunoCellular Therapeutics, Ltd. is a development stage company that is seeking to develop and commercialize new cellular-based products to treat cancers and neurodegenerative disorders.

In November 2006, we acquired an exclusive, worldwide license from Cedars-Sinai Medical Center (“Cedars-Sinai”) to certain technology for use as cellular-based therapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications.

We are funding a Phase I clinical trial of a vaccine product candidate for the treatment of brain tumors based on our dendritic cell-based technology that commenced in May 2007.

We do not currently anticipate that we will derive any revenues from either product sales or licensing during the foreseeable future. We do not have any bank credit lines and have financed all of our prior operations through the sale of securities. The estimated cost of completing the development of our current product candidate and of obtaining all required regulatory approvals to market that product candidate is substantially greater than the amount of funds we currently have available. We believe that our existing cash balances will be sufficient to fund completion of our planned Phase I clinical trial and to fund our currently planned level of operations through at least December 2008. We will seek to obtain additional funds through various financing sources, including possible sales of our securities, and in the longer term through strategic alliances with other pharmaceutical or biopharmaceutical companies, but there can be no assurance that we will be able to obtain any additional funding from any potential financing sources, or create any such alliances, or that the terms under which we would obtain any funding will be sufficient to fund our operations.

Our principal executive offices are located at 1999 Avenue of the Stars, 11th Floor, Los Angeles, California 90067, and our telephone number at that address is (310) 789-1213.

Company History. We filed our original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987 under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. in connection with our merger on January 31, 2006 with Spectral Molecular Imaging, Inc. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd. to reflect our disposition of our Spectral Molecular Imaging subsidiary and our acquisition of our cellular-based technology from Cedars-Sinai.

The Offering

This offering involves 17,209,128 shares of our common stock issued or issuable to the selling securityholders, consisting of the following:

•

694,000 shares of our common stock that we issued to Cedars-Sinai in November 2006 in connection with our acquiring a license to that institution’s cellular-based technology; 5,933,424 shares of our common stock issuable to Dr. John Yu upon exercise of options with an exercise price of $1.00 per share granted to Dr. Yu in November 2006 in consideration for his agreeing to serve as our Chief Scientific Officer and in consideration for his relinquishment of his royalty interest in the Cedars-Sinai technology that we licensed; and 51,111 shares of common stock and 1,400,000 shares of our common stock issuable to Dr. Keith Black upon exercise of options with an exercise price of $1.10 per share granted to Dr. Black in January 2007 in consideration for his agreeing to serve as Chairman of our Scientific Advisory Board.

•

150,000 shares of our common stock that we issued and another 150,000 shares of our common stock that are issuable upon exercise of warrants with an exercise price of $2.50 per share that we sold to three investors in a financing in October 2006 and November 2006; and 150,000 shares of our common stock issuable upon exercise of an option with an exercise price of $1.00 per share granted in November 2006 for the services of our then Chairman of the Board.

•

1,360,000 shares of our common stock that we issued and another 1,360,000 shares of our common stock that are issuable upon exercise of warrants with an exercise price of $2.50 per share that we issued in January 2006. We issued these shares and warrants in January 2006 to former securityholders of Spectral Molecular Imaging in connection with our merger with that company in exchange for shares and warrants issued to them in a January 2006 financing by Spectral Molecular Imaging.

•

5,160,593 shares of our common stock and 300,000 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock at $0.15 per share issued to all of the other securityholders of Spectral Molecular Imaging in connection with our merger with that company; and 500,000 shares of our common stock held by certain of our other shareholders at the time of the merger.

Common stock offered by the selling securityholders	17,209,128 (1)

Common stock currently outstanding	11,782,493 shares (2)

Common stock to be outstanding after the offering, assuming no exercise of the warrants and options for the shares covered by this prospectus	11,782,493 shares (2)

Common stock to be outstanding after the offering, assuming the exercise of all warrants and options for the shares covered by this prospectus	21,075,917 shares (1)(3)

OTC Bulletin Board Trading Symbol	IMUC

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 4.

(1)	Includes 1,810,000 shares of common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $0.15 to $2.50 per share and 7,483,424 shares of common stock issuable upon the exercise of outstanding options (with exercise prices of ranging from $1.00 to $1.10 per share).
(2)	Does not include 8,264,084 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $0.35 to $1.15 per share and 6,412,583 shares of common stock issuable upon the exercise of outstanding warrants (with exercise prices ranging from $0.15 to $2.50 per share).
(3)	Does not include 780,660 shares of common stock issuable upon exercise of outstanding options (with exercise prices ranging from $0.35 to $1.15 per share).

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in or maintain your investment in our company. The risks described below are not intended to be an all-inclusive list of all of the potential risks relating to an investment in our securities. If any of the following or other risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

Risks Related to Our Business

We are a development-stage company subject to all of the risks and uncertainties of a new business, including the risk that we may never market any products or generate revenues.

We are a recently formed development-stage company that has not yet conducted any significant research and development activity. There is no assurance that we will be able to satisfactorily develop the dendritic cell-based cancer vaccine technology, which we recently acquired, and to market our proposed product candidates or that our proposed product candidates will generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability. We have not generated any revenues to date, and we do not expect to generate any such revenues for a number of years.

Our lead product candidate for the treatment of brain tumors is in an early stage of development, has not yet been subjected to human testing and will require extensive testing and regulatory marketing approvals before commercialization. Our dendritic cell-based vaccine technology initially will be our sole platform technology and our commercial prospects will be heavily dependent on the outcome of the clinical trials for our lead product candidate. We do not have any full-time employees, have limited resources and may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by early stage companies involved in the new and rapidly evolving field of biotechnology in general and cancer immunotherapies in particular. You must consider that we may not be able to:

•	obtain additional financial resources necessary to develop, test, manufacture and market our lead product candidate or any future product candidates;

•	engage corporate partners to assist in developing, testing, manufacturing and marketing our lead product candidate or any future product candidates;

•	satisfy the requirements of acceptable pre-clinical and clinical trial protocols, including timely patient enrollment;

•

establish and demonstrate or satisfactorily complete the research to demonstrate at various stages the pre-clinical and clinical efficacy and safety of our lead product candidate or any future product candidates; and

•	market our lead product candidate or any future product candidates to achieve acceptance and use by the medical community and patients in general and produce revenues.

We have a history of losses, expect future losses and cannot assure you that we will ever become or remain profitable.

We have not generated any revenues and have incurred operating losses since our inception and we expect to continue to incur operating losses for the foreseeable future. There is no assurance that we will be able to develop or market products in the future that will generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability. In the event that our operating losses are greater than anticipated or continue for longer than anticipated, we will need to raise significant additional capital sooner, or in greater amounts, than otherwise anticipated in order to be able to continue development of our proposed product candidates and maintain our operations.

We will need to obtain significant additional capital, which additional funding may dilute our existing stockholders.

We believe that our existing cash balances will be sufficient to complete our planned Phase I clinical trial and to fund our currently planned level of operations until at least December 2008. We will need significant funding to carry out all of our planned development work on our lead product candidate and future product candidates and to expand the scope of our operations (including seeking to employ a CEO and additional support personnel on a full-time basis). If we are unable to obtain sufficient capital on a timely basis, the development of our lead or any future product candidates could be delayed, and we could be forced to reduce the scope of our research and development projects or otherwise limit or terminate our operations altogether.

We have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing. Certain investors may be unwilling to invest in our securities since we are traded on the OTC Bulletin Board and not on a Nasdaq market, particularly if there is only limited trading in our common stock on the OTC Bulletin Board at the time we seek financing. Our common stock has recently commenced trading under a new symbol (IMUC), but the volume and frequency of such trading has been limited to date. There is no assurance that sufficient funding through a financing will be available to us at acceptable terms or at all. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of the company held by our existing securityholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels. We may seek SBIR or other government grants to conduct a portion of our planned research and development work in addition to certain equity financing. We have not yet submitted any requests for these grants, the competition for obtaining these grants is intense and there is no assurance that we will secure any grant funding on a timely basis or at all.

Our access to Dr. Yu’s research laboratory at Cedars-Sinai may be limited.

We are heavily dependent upon Dr. John Yu, both for past research and as we develop our lead product candidate or any future product candidates. His laboratory at Cedars-Sinai has been financed in part by Cedars-Sinai (which is the licensor of our cellular-based therapy technology) and the National Institutes of Health (“NIH”). Cedars-Sinai or the NIH or other governmental agencies could promulgate new rules and regulations that might interfere with our product development or ownership rights if we wish to access on a contractual basis Dr. Yu’s laboratory at Cedars-Sinai in connection with our research and development activities.

Our lead product candidate and any future product candidates will be based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of the therapies creates significant challenges in regards to product development and optimization, manufacturing, government regulation, third party reimbursement and market acceptance. For example, the FDA has limited experience with dendritic cell-based therapeutics, and the pathway to regulatory approval for our lead product candidate or any future product candidates may accordingly be more complex and lengthy than the pathway for new conventional drugs. In addition, the manufacture of biological products, including dendritic cell-based vaccines, could be more complex and difficult, and therefore, these potential challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

We may elect to delay or discontinue preclinical studies or clinical trials based on unfavorable results. Any product candidate using a cellular therapeutic technology may fail to:

•	survive and persist in the desired location;

•	provide the intended therapeutic benefits;

•	properly integrate into existing tissue in the desired manner; or

•	achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing.

In addition, our product candidates may cause undesirable side effects. Results of preclinical research with our lead or any future product candidates or clinical results with formulations used in earlier trials that are similar but not identical to our lead product candidate formulation may not be indicative of the results that will be obtained in later stages of preclinical or clinical research on our product candidates. If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Furthermore, because dendritic cells represent a new form of therapy, the marketplace may not accept any products we may develop. If we do succeed in developing products, we will face many potential obstacles, such as the need to obtain regulatory approvals and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, we will face substantial additional risks, such as product liability claims.

Because of the early stage of development of our lead product candidate, we do not know if we will be able to generate data that will support the filing of a biologics license or new drug application for this product candidate or the FDA’s approval thereof. If we experience substantial delays, we may not have the financial resources to continue development of this product candidate or the development of any of our any future product candidates. Delays in clinical trials could reduce the commercial viability of our lead product candidate and any future product candidates.

We are required to pay substantial royalties under our license agreement with Cedars-Sinai, and we must meet certain milestones to maintain our license rights.

Under our license agreement with Cedars-Sinai for our cellular-based therapy technology, we will be required to pay substantial royalties to that institution based on our revenues from sales of our products utilizing this technology, and these royalty payments could adversely affect the overall profitability for us of any products that we may seek to commercialize. In order to maintain our license rights under the Cedars-Sinai license agreement, we will need to meet certain specified milestones in the development of our product candidate and in the raising of funding, and there is no assurance that we will be successful in meeting these milestones on a timely basis or at all.

Before we can market our lead product candidate or any future product candidates, we must obtain governmental approval for each of these product candidates, the application and receipt of which is time-consuming, costly and uncertain.

Our lead product candidate and any future product candidates that we will be developing will require approval of the U.S. Food and Drug Administration (“FDA”) before they can be marketed in the U.S. Although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our current and proposed product candidates in other countries. The process for filing and obtaining FDA approval to market therapeutic products is both time-consuming and costly, with no certainty of a successful outcome. The historical failure rate for companies seeking to obtain FDA approval of therapeutic products is high and no dendritic cell-based cancer vaccine has to date been approved by the FDA. This process includes conducting extensive pre-clinical research and clinical testing, which may take longer and cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols in a timely manner, unexpected adverse reactions by patients in the trials to our proposed product candidates and changes in the FDA’s requirements for our testing during the course of that testing. The FDA may require additional pre-clinical work for our lead product candidate, which could necessitate significant expenditures on our part that we have not budgeted and which could significantly delay the commencement of clinical trials for this vaccine. The formulation of our lead product candidate has not been previously tested in patients, and we may encounter unexpected and adverse immune responses or other side effects in the patients whom we test with this vaccine product candidate.

The time required to obtain FDA and other approvals is unpredictable but often can exceed five years following the commencement of clinical trials, depending upon the complexity of the product. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to a variety of reasons, including new government regulations from future legislation or administrative action, or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay or failure in our clinical trial program and in obtaining required approvals would have a material adverse effect on our ability to generate revenues from the particular product. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Our lead product candidate and any future product candidates may not be eligible for Orphan Drug status.

The United States and Europe may designate drugs for relatively small patient populations as orphan drugs. Orphan Drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity, reduced filing fees and specific tax credits. Generally, if a company receives the first marketing approval for a product with an Orphan Drug designation in the clinical indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that the FDA will not approve another application to market the same drug for the same indication, except in limited circumstances, for a period of seven years in the United States. This exclusivity, however, could block the approval of our proposed product candidates if a competitor obtains marketing approval before us. Although another investigational dendritic cell-based brain tumor vaccine being developed by another company has received orphan drug status, we may seek orphan drug status for our brain tumor vaccine product candidate or any future product candidates if we believe they meet the eligibility criterion for this status. However, even if we obtain orphan drug exclusivity for any of our proposed product candidates, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have will not block the approval of such competitive product.

Fast Track designation for development of our lead product candidate or any other potential product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidate will receive marketing approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation for a particular indication. Marketing applications filed by sponsors of products in Fast Track development may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. Receipt of Fast Track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw any Fast Track designation at any time. We may seek Fast Track designation for our lead brain tumor vaccine candidate or any future product candidates, but there is no assurance that the FDA will grant this status to any of our proposed product candidates.

Because our lead product candidate represents and our other future potential product candidates will represent novel approaches to the treatment of disease, there are many uncertainties regarding the development, the market acceptance, third party reimbursement coverage and the commercial potential of our product candidates.

There is no assurance that the approaches offered by our lead product candidate or any future product candidates will gain broad acceptance among doctors or patients or that governmental agencies or third party medical insurers will be willing to provide reimbursement coverage for our proposed product candidates. Moreover, we do not have internal marketing data research resources and are not certain of and have not attempted to independently verify the potential size of the commercial markets for our lead product candidate or any future product candidates. Since our lead product candidate and our any future product candidates will represent new approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. We may spend large amounts of money trying to obtain approval for these product candidates, and never succeed in doing so. In addition, these product candidates may not demonstrate in large sets of patients the pharmacological properties ascribed to them in the laboratory studies or smaller groups of patients, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways either before or after they are approved to be marketed. We do not yet have sufficient information to reliably estimate what it will cost to commercially manufacture our lead product candidate or any future product candidates, and the actual cost to manufacture these products could materially and adversely affect the commercial viability of these products. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize products based upon our approach, we will not become profitable, which would materially, adversely affect the value of our common stock.

Other factors that are presently unknown to us that we believe will materially affect market acceptance of our lead product candidate or any future product candidates include:

•	the timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

•	the safety, efficacy and ease of administration;

•	the availability of government and third-party payor reimbursement;

•	the pricing of our product candidates, particularly as compared to alternative treatments; and

•	the availability of alternative effective forms of treatments, at that time, for the diseases that the product candidates we are developing are intended to treat.

Adverse publicity regarding cellular therapies could impact our business.

Although we are not utilizing embryonic stem cells, adverse publicity due to the ethical and social controversies surrounding the use of such cells or any adverse reported side effects from any dendritic or other cell therapy clinical trials or to the failure of such trials to demonstrate that these therapies are efficacious could materially, adversely affect our ability to raise capital or recruit managerial or scientific personnel or obtain research grants.

As an early stage small company that will be competing against numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us, we will be at a significant competitive disadvantage.

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.

Most of the companies with which we compete have substantially greater financial, technical, research, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases including brain cancers that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience and expertise in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that may compete with our lead product candidate or other future potential product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

In addition to larger pharmaceutical or biopharmaceutical companies that may develop different competing technologies or technologies within the cellular and stem cell field, we will be competing with a number of smaller biotechnology companies that are focused on cellular therapy technologies, which may include among others Dendreon, Northwest Biotherapeutics, Antigenics, NeuralStem, Geron, NeuroNova, ReNeuron, Stemcells, Inc., Advanced Cell Technology and Osiris Therapeutics. We are aware that Dendreon and Northwest Biotherapeutics have conducted clinical trials with cancer vaccine product candidates utilizing dendritic cells (including a Northwest Biotherapeutics candidate for treating brain tumors), and other existing and new companies that may enter the field, may also be developing vaccines of this type.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our lead product candidate or any future product candidates. The governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. These domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, also can be expected to compete with us in recruiting qualified scientific personnel.

We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our lead product candidate or any future product candidates, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our lead product candidate or any future product candidates, and do not have the capability and resources to manufacture, market or sell our lead product candidate or any future product candidates. Vaccines are often administered with one or more adjuvants, which if necessary we will have to procure from a third-party source. Our business model calls for the outsourcing of the clinical and other development and manufacturing, sales and marketing of our product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position. Accordingly, we will seek to enter, at the appropriate time, into agreements with other companies that can assist us and provide certain capabilities that we do not possess. We have not yet identified or entered into discussions with any company for any strategic alliances or other licensing or contract arrangements. Even if we do succeed in securing these alliances, we may not be able to maintain them if, for example, development results are disappointing or approval of a product is delayed or sales of an approved product are below expectations. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our agreements could adversely affect our business.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our lead product candidate and any future product candidates could be delayed or terminated.

To the extent that we rely on third party individuals or other companies to manage the day-to-day conduct of our clinical trials and to manufacture, sell or market our lead product candidate or any future product candidates, we will be dependent on the timeliness and effectiveness of their efforts. If a clinical research management organization that we might utilize is unable to allocate sufficient qualified personnel to our studies or if the work performed by it does not fully satisfy the rigorous requirements of the FDA, we may encounter substantial delays and increased costs in completing our clinical trials. If a manufacturer of the raw material or finished product for our clinical trials is unable to meet our time schedules or cost parameters, the timing of our clinical trials and development of our product candidates may be adversely affected. Any manufacturer that we select may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. The manufacture of clinical supplies for studies and commercial quantities of our lead product candidate and any future product candidates are likely to be inherently more difficult and costly than typical chemical pharmaceuticals. This could delay commercialization of any of our product candidates or reduce the profitability of these candidates for us. If any of these occur, the development and commercialization of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

If we or our manufacturers or service providers fail to comply with regulatory laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to market and sell our lead product candidate and any future product candidates and may harm our reputation.

If we or our collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our lead product candidate or any future product candidates under development successfully and could harm our reputation and lead to reduced or non-acceptance of our proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a clinical product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost efficient manner. The very nature of the product may make the product candidate not commercially viable. The required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, Institutional Review Board, or the Institutional Biosafety Committee; which may delay or make impossible clinical testing of a product candidate. The Data Safety Monitoring Committee may stop a trial or deem a product unsafe to continue testing. This may have significant negative repercussions on the value of the product and may have negative repercussions on the company and on the shareholders.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review.

Following any initial regulatory approval of any products we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our products are made commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or on a commercial scale. Reliance on third-party manufacturers entails risks, including the continuation of a contractual or other relationship with the third party manufacturer, and reliance on the third-party manufacturer for regulatory compliance. Our product promotion and advertising is also subject to regulatory requirements and continuing FDA review.

The potential ramifications are far-reaching if there are areas identified as out of compliance by regulatory agencies including, but not limited to, significant financial penalties, manufacturing and clinical trial consent decrees, commercialization restrictions or other restrictions and litigation.

Our patents may not protect the proprietorship of our products.

Our ability to compete successfully will depend significantly, on our ability to defend patents that may have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others or others infringing on our proprietary rights. Although our licensor has filed applications relative to our cancer vaccine technology, we are responsible going forward to prosecute these patent applications, we do not currently own or have licensed rights to any issued patents, and there is no guarantee that these patent applications will lead to issued patents.

Even if we are able to obtain patent protection for our lead product candidate or any future product candidates, there is no guarantee that the coverage of these patents will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringement by third parties or protect us against our infringement of the proprietary rights of third parties. Patent litigation is expensive, and we may not be able to afford the costs. We may not become aware on a timely basis that products we are developing or marketing infringe the rights of others, nor may we be able to detect unauthorized use or take appropriate and timely steps to enforce our own intellectual property rights. Protecting our intellectual property rights may also consume significant management time and resources. Dr. John Yu, a co-inventor of our cellular-based therapy technology who serves as our Chairman of the Board, is employed by Cedars-Sinai, which may assert that future intellectual property generated by Dr. Yu belongs to that institution rather than to us, and we may be required to seek a license from Cedars-Sinai for any such rights.

Nondisclosure agreements with employees and third parties may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we will also rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we will rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

The manufacture, use or sale of our lead product candidate or any future product candidates may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

Should third parties patent specific cells, systems, receptors, or other items that we are seeking to utilize in our development activities, we may be forced to license rights from these parties or abandon our development activities if we are unable to secure these rights on attractive terms or at all. In light of the large number of companies and institutions engaged in research and development in the cellular therapy field, we anticipate that many parties will be seeking patent rights for many cellular technologies and that licensing and cross licensing of these rights among various competitors may arise. It may be necessary for us to license certain rights from others for their technologies so that we can develop our lead product candidate or any future product candidates, but we may not be able to do so on attractive terms or at all. Cedars-Sinai has previously granted another institution rights to the use of certain peptide materials that we may seek to incorporate into one or more of our cellular-based therapy product candidates. We may be required to obtain a license from that other institution if we wish to use these materials. If we are unable to obtain this license, we would be required to develop vaccine products without the potential enhanced benefits that could be provided by these materials.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in marketing our lead product candidates or any future product candidates;

•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;

•	lose patent protection for our inventions and products; or

•	find our patents are unenforceable, invalid, or have a reduced scope of protection.

Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our lead product candidate or any future product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm to us. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by us.

We will be dependent on our key personnel, and the loss of one or more of our key personnel would materially and adversely affect our business and prospects.

We do not have any full-time management personnel. We are dependent on our officers and directors for their scientific or managerial skills, including Dr. John Yu, our Chairman of the Board. We do not currently maintain key man life insurance on Dr. Yu, and the loss of his services would materially, adversely affect our business.

We plan to expand the scope of our operations, and therefore, we will need to obtain the full-time services of a Chief Executive Officer. Competition for such a person is intense, and there is no assurance that we will be able to attract or retain qualified senior personnel and our failure to do so could have an adverse effect on our ability to implement our business plan. As we retain full-time senior personnel, our overhead expenses for salaries and related items will increase substantially from current levels.

The market success of our lead product candidate and any future product candidates will be dependent in part upon third-party reimbursement policies that have not yet been established for our product candidates.

Our ability to successfully commercialize and penetrate the market for our lead product candidate and any future product candidates is likely to depend significantly on the availability of reimbursement for our lead product candidate or any future product candidates from third-party payers, such as governmental agencies, private insurers and private health plans. Even if we are successful in bringing a proposed product candidate to the market, these product candidates may not be considered cost-effective, and the amount reimbursed for our products may be insufficient to allow us to sell any of our products on a competitive basis. We cannot predict whether levels of reimbursement for our product candidates, if any, will be high enough to allow the price of our product candidates to include a reasonable profit margin. Even with FDA approval, third-party payers may deny reimbursement if the payer determines that our particular product candidates are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing products, which currently is reimbursable, they may be unwilling to use our product candidates since they will have to pay for the unreimbursed amounts. The reimbursement status of newly-approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for our lead proposed product candidate and any future product candidates could diminish or our ability to sell our products on a profitable basis could be adversely affected.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed in recent years. These proposals have included prescription drug benefit legislation recently enacted in the United States and healthcare reform legislation recently enacted by certain states. Further federal and state legislative and regulatory developments are possible, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from any products that we may successfully develop.

We may be subject to product liability and other claims that could have a material negative effect on our operations and on our financial condition.

The development and sale of medical products in general, and vaccines in particular, expose us to the risk of significant damages from product liability and other claims. Product liability claims could delay or prevent completion of our clinical development programs. If we succeed in marketing our proposed lead product candidate or any future product candidates, such claims could result in an FDA investigation of the safety and effectiveness of our products or our marketing programs, and potentially a recall of our products or more serious enforcement action, or limitations on the indications for which they may be used, or suspension or withdrawal of approval. We plan to obtain and maintain product liability insurance for coverage of our clinical trial activities. There is no assurance that we will be able to secure such insurance in the amounts we are seeking or at all for any of the trials for our proposed lead product candidate or any future product candidates. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance), but we do not know if insurance will be available to us at acceptable costs or at all. The costs for many forms of liability insurance have risen substantially in recent years and the costs for insuring a vaccine type product may be higher than other pharmaceutical products, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance. If the cost is too high, we will have to self-insure, and we may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of our product liability coverage could have a material adverse effect on our business, financial condition and results of operations.

We may encounter delays and difficulties in the development of technologies or operations of any other businesses we may acquire.

We may, from time to time, acquire technologies or businesses that are complimentary to our existing technologies or operations or that we otherwise believe offer an attractive opportunity for us in the future. We may encounter various types of unanticipated difficulties in connection with developing these technologies or operating these businesses; the risk of these occurring potentially being greater if these technologies or businesses are not directly related to any existing technology of operations. Any such difficulties could have a material adverse effect on our financial performance and condition.

Risks Related To Our Securities

The shares of our common stock and warrants and options to purchase our company stock (and the shares issuable upon exercise of the warrants and options) are restricted securities under the Securities Act of 1933, as amended (the “Securities Act”) and cannot be sold or transferred unless they are registered in the future or an exemption for such sale or transfer is available under the Securities Act. We have only a limited obligation to register the shares and the shares issuable upon exercise of the warrants and options that are received by the selling securityholders, and we may encounter unanticipated delays in completing this registration or thereafter maintaining the effectiveness of that registration.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

The shares of our common stock may trade infrequently and in low volumes on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small early stage company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. As a result, investors could lose all or part of their investment.

You may have difficulty selling our shares because they are deemed “penny stocks.”

Since our common stock is not listed on the Nasdaq Stock Market, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

Our existing directors, executive officers and principal stockholders hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

As of May 21, 2007, our directors and executive officers and their affiliates beneficially owned approximately 54% of our outstanding common stock. Dr. John Yu also currently is entitled to serve as a director and to designate two of our other directors. These stockholders, if they act together, and Dr. Yu, through his right to name three of our directors, may be able to direct the outcome of matters, including the election of our directors and other corporate actions such as:

•	our merger with or into another company;

•	a sale of substantially all of our assets; and

•	amendments to our certificate of incorporation.

The decisions of these stockholders may conflict with our interests or those of our other stockholders.

Potential conflicts of interest could arise for certain members of our management team in the performance of their services for us.

Dr. John Yu, our Chairman of the Board, and Dr. Keith Black, the Chairman of our Scientific Advisory Board, are full-time employees of Cedars-Sinai, which owns shares of our common stock and where we plan to conduct certain research and development work. Potential conflicts of interest could arise as a result, including for Dr. Yu and Dr. Black in performing services for us and for Cedars-Sinai, in establishing the terms under which Cedars-Sinai performs work for us, and in Cedars-Sinai conducting the research. Sanford Hillsberg, one of our directors, and David Wohlberg, our President and Chief Operating Officer, are a member and of counsel, respectively, of Troy & Gould Professional Corporation, which owns shares of our common stock and performs certain legal services for us. Potential conflicts of interest could arise as a result, including for Mr. Hillsberg in performing services for us and for Troy & Gould, in establishing the terms under which Troy & Gould provides services for us, and in Troy & Gould conducting work for us.

Substantial sales of our common stock could cause our common stock price to fall.

Currently approximately 6,655,717 shares of our common stock are eligible to be sold in the public market under Rule 144. Following the effectiveness of this registration statement, 8,250,890 shares of our currently outstanding shares of common stock and another 9,293,424 shares of our common stock issuable upon exercise of warrants and options will be eligible to be sold pursuant to that registration statement or Rule 144. We also filed a registration statement on May 1, 2007 covering 1,000,000 shares of our common stock and an additional 1,666,668 shares of our common stock issuable upon the exercise of warrants, and we plan to file another registration statement in June 2007 covering 2,531,603 shares of our common stock and an additional 2,935,915 shares of our common stock issuable upon the exercise of warrants sold in private placements in April and May 2007. The shares covered by those two registration statements will be freely tradable in the public market once the registration statements become effective. The possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our securities are quoted on the OTC Bulletin Board, which may limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities are currently quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. In addition, as an OTC Bulletin Board listed company, we do not attract the extensive analyst coverage that accompanies companies listed on Nasdaq or any other regional or national exchange. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	announcements of the results of clinical trials by us or our competitors;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products or new contracts by us or our competitors;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	conditions and trends in the pharmaceutical and other industries;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in this report.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling securityholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling securityholders. However, we will receive the proceeds from the exercise, if any, of the warrants and options held by the selling securityholders for the 9,293,424 shares underlying such warrants and options which are covered by this prospectus. If all of such warrants and options to purchase 9,293,424 shares of common stock are exercised for cash, the total amount of proceeds we would receive is approximately $11,443,424. We would expect to use the proceeds we receive from the exercise of warrants and options, if any, for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.

BUSINESS

We are a development stage company that is seeking to develop and commercialize new cellular-based products to treat cancers and neurodegenerative disorders.

Corporate Business Strategy

At this stage, our strategy is to concentrate on the development of cell-based vaccine products that could bolster the body’s natural tendency through its immune system to defend itself against malignant brain tumors. Dendritic cells (human derived cells responsible for antigen processing and presentation to the immune system) play a central role in the body’s immune response. They trigger the systems that help the body fight infection or foreign bodies, by initiating a T cell or T lymphocyte response to the infection or foreign body. The dendritic cells do this by recognizing, processing and presenting foreign antigens to the T cells, which then effectuate the immune response. The goal of a cell-based vaccine is to (1) make use of and enhance the dendritic cell’s ability to trigger the T cell response and (2) to stimulate the dendritic cell to focus the T cell response to specifically target the cancer cells for destruction.

Even though dendritic cells can be very potent, they are usually not present in sufficient numbers to permit a sufficiently potent immune response to fight cancer. What is more, dendritic cells often do not react aggressively to malignant tumors; they do not treat the tumor as a foreign body that needs to be destroyed or neutralized. Dendritic cell therapy generally involves harvesting dendritic cells from a patient, then culturing and processing them in a laboratory to produce more numerous and effective dendritic cells. In the laboratory, the dendritic cells are cultured with specific antigens that are on tumor cells to enable the dendritic cells to recognize cancer cells as targets for attack. When the newly cultured dendritic cells are injected back into the patient, they seek out remaining tumor cells and signal the T cells to destroy them.

Lead Cancer Vaccine Therapy Product Candidate for Brain Tumors

The high rate of mortality of patients diagnosed with brain cancers and in particular with glioblastoma multiforme (the most lethal and devastating form) is driving the scientific community to discover and develop improved treatments that could increase the survival time and enhance the quality of life of patients. Of the approximately 19,000 cases of malignant brain and spinal cord tumors that are diagnosed each year in the United States, there currently is no satisfactory treatment, and the two-year survival rates are only in the range of 26%. Neither surgery, radiation nor anti-cancer drugs, the standard treatment modalities, have shown to date any prospect of meaningful extension of patients’ lives. We and others in the medical research community believe that immunotherapy has the potential, in the not too distant future, to be teamed with other treatment modalities to become an integral part of mainstream medical practice in the treatment of patients with brain tumors.

Dr. John Yu, our Chairman of the Board and Director of Surgical Neurooncology at the Maxine Dunitz Neurosurgical Institute at Cedars-Sinai, has previously completed two clinical trials at Cedars-Sinai prior to his association with our company using dendritic cells loaded with tumor lysates derived from the patient’s cancer to generate an immune response against intracranial tumors. The result of these early studies preliminarily demonstrated the safety of dendritic cell vaccination as well as biological efficacy in generating specific anti-tumor T cell responses. Based upon some additional pre-clinical research, Dr. Yu and his Cedars-Sinai team have developed what they believe could be a new, improved dendritic cell-based therapeutic vaccine which has not yet undergone tests in humans.

Current treatment of glioblastoma multiforme and other brain cancers involves a combination of surgery, radiation treatment, and chemotherapy. A significant issue with chemotherapy is that even as the chemicals become more powerful and more specifically targeted at a tumor’s DNA, the tumor’s cells may “outmaneuver” the chemotherapy by mutating or otherwise repulsing the attack. However, by combining chemotherapy with a cell-based immunotherapy treatment regimen, it appears that this could potentially enhance chemotherapy sensitivity and thereby improve patient treatment.

In a number of laboratory and clinical trials, dendritic cell immunotherapy has succeeded in eliciting a powerful immune response against brain tumor cells, but without achieving significant improvement in length of survival. Similarly, chemotherapy, even using agents specifically designed to attack the DNA of tumor cells and prevent their replication, becomes ineffective as the tumor cells develop drug resistance.

By combining chemotherapy and immunotherapy in a “two wave” approach, we believe that more promising results may be achievable. This would combine a first wave of a dendritic cell-based vaccine that is specifically formulated using highly immunogenic tumor antigens designed to destroy tumor cells and their ability to mutate, followed by a second wave of targeted chemotherapy targeted against the remaining cancer cells that have had their ability to mutate significantly impaired or destroyed by the vaccine.

Our lead product candidate is a new generation dendritic cell-based therapeutic vaccine that consists of a number of specific tumor antigens which, when loaded onto the dendritic cells, are expected to stimulate the body’s T cells to target only these specific proteins on the patient’s tumor cells. This product candidate is an intradermal dendritic cell-based therapeutic vaccine that we plan to use with chemotherapy concomitantly or subsequent to conventional therapy in patients with first diagnosed or recurrent glioblastoma.

We are funding a Phase I clinical trial with our lead product candidate that commenced in May 2007 at Cedars-Sinai. The IND for this trial was originally submitted to the FDA as a physician IND by Dr. John Yu. Since Dr. Yu became our Chairman, he will not be the investigator in this Phase I trial and will transfer the IND to another physician at Cedars-Sinai. We intend to subsequently have ownership of this IND transferred to our company. The primary objective of this first in human trial with our product candidate, which we anticipate will include a maximum of 30 patients and take approximately 12-18 months to complete, will be to evaluate safety, feasibility, dose limiting toxicity and an indication of an appropriate immune response. This trial may also give us some indication of the potential of increasing the sensitivity of brain tumors to chemotherapy through use of this therapy.

Multidrug resistance is a serious problem for patients associated with chemotherapy for cancers. Dr. Yu has included in our new vaccine formulation TRP2, a tumor associated protein. Dr. Yu characterized TRP2, which is expressed in glioblastoma cells, as a unique target molecule for tumor lysate vaccination that is a highly immunogenic tumor antigen and is also associated with chemotherapy resistance. He has previously demonstrated an important mechanism whereby targeting TRP2 with dendritic cells could make brain tumors more susceptible to chemotherapeutic agents. Dr Yu further has demonstrated the important role of TRP2 in the important synergy between chemotherapy and immunotherapy.

We will be seeking in the future the assistance of outside expert providers to manufacture our biological product candidate in compliance with cGMP (the FDA’s regulations governing good manufacturing practices) so as to make available enough clinical grade material for the future clinical development of this product candidate. We also have retained an FDA regulatory affairs consultant to assist us in planning and coordinating our pre-clinical and clinical development activities. Dr. Yu also has received two separate IND’s from the FDA to study dendritic cell vaccination along with temozolomide (Temodar), the most utilized anti-brain cancer drug, and separately with gliadel biodegradable wafer-based intracranial chemotherapy. These studies, if conducted, would be sponsored by third parties who are not associated with our company.

Development Of Additional Products and Technology

Dr. Yu’s laboratory at Cedars-Sinai Medical Center was instrumental in identifying the cancer stem cells in glioblastoma. The characterization of cancer stem cells from glioblastoma has provided an opportunity to study the etiology of this dreaded disease and to be engaged in the development of product candidates that would be able to target the cancer stem cells which are believed to be responsible for the initiation and maintenance of glioblastoma. We intend to continue, initially in a preclinical setting, the preliminary important development work started by Dr. Yu for a vaccine that could kill glioblastoma cancer stem cells.

The customized/personalized therapeutic approach of our lead product vaccine candidate can potentially be applicable to a number of types of cancers and other neurological disorders such as stroke, ALS and Parkinson’s disease.

Cedars-Sinai License Agreement

In November 2006, we entered into a license agreement with Cedars-Sinai under which we acquired an exclusive, worldwide license to our technology for use as cellular therapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications, and the term of the license will be until the last to expire of any patents that are issued covering this technology.

As an upfront licensing fee, we issued Cedars-Sinai 694,000 shares of our common stock and paid Cedars-Sinai $62,000. Additional specified milestone payments will be required to be paid by us to Cedars-Sinai when we initiate patient enrollment in our first Phase III clinical trial and when we receive FDA marketing approval for our first product.

We have agreed to pay Cedars-Sinai specified percentages of all of our sublicensing income and of our gross revenues from sales of products based on the licensed technology, subject to a reduction if we must make any payments to any third party whose proprietary rights would be infringed by sale of the products. To maintain our rights to the licensed technology, we must meet certain development and funding milestones.

Intellectual Property

We have acquired exclusive worldwide rights from Cedars-Sinai to the inventions described below. Our lead product candidate and any future product candidates are currently covered by provisional patent applications that have been filed in the United States:

•

“Dendritic Cell Vaccine Comprising Tumor Associated Antigen TRP-2 to Treat Cancer or to Induce a Cancer’s Sensitivity to Chemotherapy and Methods of Producing and Using Same.” U.S. provisional patent application No. 60/821,385 was filed August 3, 2006, and relates to a dendritic cell-based vaccine for use against tumors. Patent applications are pending in the U.S., Europe and Japan for related intellectual property on the use of dendritic cell-based vaccines to sensitize patients to chemotherapy; these are titled “System and Method for the Treatment of Brain Tumors” and are based on International PCT Patent Application No. PCT/US04/034761.

•

“Cancer Vaccine Including Dendritic Cells Loaded with Tumor-Associated Antigens.” U.S. provisional patent application No. 60/827,260 was filed September 28, 2006 and relates to a vaccine including dendritic cells loaded with tumor-associated antigens.

•

“Cancer Vaccine Including Antigens Obtained From Cancer Stem Cells.” U.S. provisional patent application No. 60/826,955 was filed September 26, 2006 and relates to a vaccine including dendritic cells loaded with antigens obtained from cancer stem cells.

•

“Use of COX-2 Inhibitors to Prevent T-Cell Anergy Induced by Dendritic Cell Therapy.” U.S. patent application No. 10/598,486 was filed October 5, 2004, and relates to the use of COX-2 inhibitors in combination with a therapeutic dendritic cell vaccine for treating cancer.

•

“Intratumoral Delivery of Dendritic Cells.” Patent rights based on International PCT Patent Application No. PCT/US2004/001612 are pending in Europe and South Korea for intellectual property on the treatment of a tumor by administering dendritic cells either directly into the tumor or into its surrounding tissue.

Government Regulation

The United States and other developed countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of drugs and biologic products. The United States Food and Drug Administration, under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations, regulates pharmaceutical and biologic products.

To obtain approval of our product candidates from the FDA, we must, among other requirements, submit data supporting safety and efficacy for the intended indication as well as detailed information on the manufacture and composition of the product candidate. In most cases, this will require extensive laboratory tests and preclinical and clinical trials. The collection of these data, as well as the preparation of applications for review by the FDA involve significant time and expense. The FDA also may require post-marketing testing to monitor the safety and efficacy of approved products or place conditions on any approvals that could restrict the therapeutic claims and commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems at any time following initial marketing of our products.

The first stage of the FDA approval process for a new biologic or drug involves completion of preclinical studies and the submission of the results of these studies to the FDA. This data, together with proposed clinical protocols, manufacturing information, analytical data and other information submitted to the FDA, in an investigational new drug application (“IND”), must become effective before human clinical trials may commence. Preclinical studies generally involve FDA regulated laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product candidate.

After the IND becomes effective, a company may commence human clinical trials. These are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing of the product candidate in a small number of patients or healthy volunteers, primarily for safety at one or more doses. Phase I trials in cancer are often conducted with patients who are not healthy and who have end-stage or metastatic cancer. Phase II trials, in addition to safety, evaluate the efficacy of the product candidate in a patient population somewhat larger than Phase I trials. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at multiple test sites. A company must submit to the FDA a clinical protocol, accompanied by the approval of the Institutional Review Boards at the institutions participating in the trials, prior to commencement of each clinical trial.

To obtain FDA marketing authorization, a company must submit to the FDA the results of the preclinical and clinical testing, together with, among other things, detailed information on the manufacture and composition of the product candidate, in the form of a new drug application (“NDA”) or, in the case of a biologic, like dendritic cell-based vaccines for neurological disorders, a biologics license application (“BLA”).

The amount of time taken by the FDA for approval of an NDA or BLA will depend upon a number of factors, including whether the product candidate has received priority review, the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. The FDA has committed to reviewing standard BLAs in 10 months and priority BLAs in six months, but the actual time it takes to review any BLA that we may file could be substantially longer.

The FDA may, during its review of an NDA or BLA, ask for additional test data that may require the conduct of additional clinical trials. If the FDA does ultimately approve the product candidate for marketing, it may require post-marketing testing to monitor the safety and effectiveness of the product. The FDA also may in some circumstances impose restrictions on the use of the product, which may be difficult and expensive to administer and may require prior approval of promotional materials.

The FDA may, in some cases, confer upon an investigational product the status of a fast track product. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. The FDA can base approval of an NDA or BLA for a fast track product on an effect on a surrogate endpoint, or on another endpoint that is reasonably likely to predict clinical benefit. If a preliminary review of clinical data suggests that a fast track product may be effective, the FDA may initiate review of entire sections of a marketing application for a fast track product before the sponsor completes the application.

We will also be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, approval of a product candidate by the comparable regulatory authorities of foreign countries and regions must be obtained prior to the commencement of marketing the product in those countries. The approval process varies from one regulatory authority to another and the time may be longer or shorter than that required for FDA approval. In the European Union, Canada and Australia, regulatory requirements and approval processes are similar, in principle, to those in the United States.

Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with the FDA’s cGMP, which are regulations that govern the manufacture, holding and distribution of a product. Manufacturers of biologics also must comply with the FDA’s general biological product standards. Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the good manufacturing practices regulations. We must ensure that any third-party manufacturers continue to comply with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product. Adverse patient experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and Federal Trade Commission, requirements, which include, among others, standards and regulations for off-label promotion, industry sponsored scientific and educational activities, promotional activities involving the internet, and direct-to-consumer advertising. We also will be subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of hazardous materials, including chemicals and radioactive and biological materials. In addition, we will be subject to various laws and regulations governing laboratory practices and the experimental use of animals. In each of these areas, as above, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of product approvals, seize or recall products, and deny or withdraw approvals.

We also will be subject to federal regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal and state regulatory statutes, and may in the future be subject to other federal, state or local regulations.

Property

We currently maintain our corporate office in Los Angeles, California under a month-to-month lease at a monthly rental rate of $100. We do not own or lease any other property.

Commercial Markets

The commercial market for treatments for the various cancers that we will be addressing are very significant. Our initial primary focus will be on brain tumors, for which there currently is no satisfactory treatment. We estimate the worldwide market for chemotherapeutic agents and other treatments for brain tumors to be $1 billion per year.

Competition

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.

Most of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that may compete with our lead product candidate or any future product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

In addition to larger pharmaceutical or biopharmaceutical companies that may develop different competing technologies or technologies within the stem cell field, we will be competing with a number of smaller biotechnology companies that are focused on cellular therapy technologies, which may include among others Dendreon, Northwest Biotherapeutics, Antigenics, NeuralStem, Geron, NeuroNova, ReNeuron, Stemcells, Inc., Advanced Cell Technology and Osiris Therapeutics. We are aware that Dendreon and Northwest Biotherapeutics have conducted clinical trials with cancer vaccine product candidates utilizing dendritic cells (including a Northwest Biotherapeutics candidate for treating brain tumors), and other companies may also be developing vaccines of this type.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our lead product candidate or any future product candidates. The governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. These domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.

Our competitive position will be significantly impacted by the following factors, among others:

•	our ability to obtain FDA marketing approval for our product candidates on a timely basis

•	the level of acceptance of our products by physicians, compared to those of competing products or therapies

•	our ability to have our products manufactured on a commercial scale

•	the effectiveness of sales and marketing efforts on behalf of our products

•	our ability to meet demand for our products

•	our ability to secure insurance reimbursement for our products candidates

•	the price of our products relative to competing products or therapies

•	our ability to recruit and retain appropriate management and scientific personnel

•	our ability to develop a commercial scale research and development, manufacturing and marketing infrastructure either on our own or with one or more future strategic partners.

Employees

We do not have any full-time employees. Our President spends more than one-half of his time on our affairs and our Chairman of the Board and Chief Financial Officer work part-time for us.

Legal Proceedings

We are not a party to any material legal proceedings.

We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of any disputes that may arise, and we cannot predict whether any liability arising from claims and litigation will be material in relation to our consolidated financial position or results of operations.

MARKET PRICE OF COMMON STOCK

AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since December 7, 2006, under the symbol “IMUC.” Our common stock had been listed since August 18, 2006 on the OTC Bulletin Board over-the-counter market under the symbol “OPMO,” and before that was listed in the over-the-counter market under the symbol “PCOI” and “PCOI.PK.”

There was little or no trading in our common stock prior to our merger with Spectral Molecular Imaging in January 2006, and there has only been very limited trading since then. The following price information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ending	High	Low
March 31, 2006(1)	—	—
June 30, 2006(1)	—	—
September 30, 2006(1)	—	—
December 31, 2006	2.00	1.00
March 31, 2007	2.91	.85
May 15, 2007	3.50	2.00

(1)	To our knowledge, trading activity first commenced during the calendar quarter ended December 31, 2006.

Holders

As of May 15, 2007 there were approximately 288 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

On January 31, 2006, we completed a merger pursuant to which Spectral Molecular Imaging, Inc. became our wholly owned subsidiary. At the time of the merger, we had virtually no assets or liabilities, and we had not conducted any business operations for several years. In connection with the merger, we changed our name from Patco Industries, Ltd. to Optical Molecular Imaging, Inc. and replaced our officers and directors with those of Spectral Molecular Imaging. In May 2006, we decided to suspend our research and development activities on Spectral Molecular Imaging’s spectral imaging technology, and on September 11, 2006, we sold all of the outstanding capital stock of Spectral Molecular Imaging to Dr. Daniel Farkas, a co-founder of Spectral Molecular Imaging and inventor of its technology.

On September 15, 2006, we entered into a binding Memorandum of Agreement with Cedars-Sinai Medical Center to acquire an exclusive, worldwide license for a cellular-based therapy technology that we will be developing for the potential treatment of brain tumors and other forms of cancer and neurodegenerative disorders. We completed the acquisition of this technology license from Cedars-Sinai on November 17, 2006. We are funding a Phase I clinical trial of a vaccine product candidate for the treatment of brain tumors based on this technology that commenced in May 2007.

We currently do not conduct any business other than the funding and other activities related to the current Phase I clinical trial of our lead product candidate and other planning and preliminary development activities relating to our cellular-based therapy technology.

Although we acquired Spectral Molecular Imaging in the merger, for accounting purposes the merger was treated as a reverse merger since the stockholders of Spectral Molecular Imaging acquired a majority of our outstanding shares of common stock and the directors and executive officers of Spectral Molecular Imaging became our directors and executive officers. Accordingly, our financial statements contained in this prospectus and the description of our results of operations and financial condition, reflect the operations of Spectral Molecular Imaging.

Plan of Operation

We are a development stage company that is seeking to develop and commercialize new cellular-based products to treat cancers and neurodegenerative disorders.

Since our company’s inception on February 25, 2004, we have been primarily engaged in the acquisition of certain intellectual property and have not generated any revenues. As a result, we have incurred operating losses and, as of March 31, 2007, we have an accumulated deficit of $8,681,283. We expect to incur significant research, development and administrative expenses before any of our products can be launched and revenues generated.

Revenues

We had no revenues during the twelve months ended December 31, 2005 or during the twelve months ended December 31, 2006. We also had no revenues during the three months ended March 31, 2006 or three months ended March 31, 2007. We incurred a net loss of $246,004 for the twelve months ended December 31, 2005, and a net loss of $5,152,713 for the twelve months ended December 31, 2006. We incurred a net loss of $175,277 for the three months ended March 31, 2006 and a net loss of $3,270,825 for the three months ended March 31, 2007. We do not expect to generate any operating revenues during 2007.

Expenses

General and administrative expenses for the twelve months ended December 31, 2005 and for the twelve months ended December 31, 2006 were $54,126 and $459,263, respectively. General and administrative expenses for the three months ended March 31, 2006 and March 31, 2007 were $218,561 and $94,619, respectively. Research and development expenses for the twelve months ended December 31, 2005 and for the twelve months ended December 31, 2006 were $152,760 and $772,200, respectively, with research and development expenses for the twelve months ended December 31, 2006, including $694,000 to acquire our license from Cedars-Sinai. We had no research and development expenses for the three months ended March 31, 2007 and $16,200 of these expenses for the three months ended March 31, 2006. We also had $4,797,645 of non-cash expense for the twelve months ended December 31, 2006, including $694,000 paid in stock for our license from Cedars-Sinai and $4,103,645 in stock-based compensation. We had $29,599 of stock-based compensation expense for the three months ended March 31, 2006 and $3,069,200 of stock-based compensation and other non-cash expense for the three months ended March 31, 2007.

We expect our general and administrative expenses to increase during 2007 as compared to 2006 as we initiate our Phase I clinical trial and expand the scope of our operations. We estimate that the cost of our Phase I clinical trial will be approximately $350,000, and we may incur significant additional research and development expenses should we expand our research and development work on additional potential applications for our existing vaccine technologies or should we acquire additional technologies from one or more third parties.

Liquidity and Capital Resources

As of March 31, 2007, we had working capital of $1,869,337, compared to working capital of $966,962 on December 31, 2006. Between February 2007 and May 2007, we raised net proceeds of approximately $4,892,000 through the sale of our securities in private placements.

The estimated cost of completing the development of our current product candidate and of obtaining all required regulatory approvals to market that product candidate is substantially greater than the amount of funds we currently have available. We believe that our existing cash balances will be sufficient to complete our current Phase I clinical trial and to fund our currently planned level of operations through at least December 2008, although there is no assurance that such proceeds will be sufficient for this purpose.

We do not have any bank credit lines. We currently plan to attempt to obtain additional financing through the sale of additional equity, although we may also in the future seek to obtain funding through strategic alliances with larger pharmaceutical or biomedical companies. We have not yet identified, and cannot be sure that we will be able to obtain any additional funding from either of these sources, or that the terms under which we may be able to obtain such funding will be beneficial to us. If we are unsuccessful or only partly successful in our efforts to secure additional financing, we may find it necessary to suspend or terminate some or all of our product development and other activities.

As of March 31, 2007, we had no long-term debt obligations, no capital lease obligations, no material purchase obligations or other similar long-term liabilities. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets, and we do not engage in trading activities involving non-exchange traded contracts.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 of our audited financial statements for the period from February 25, 2004 to December 31, 2006 included in this prospectus. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Development Stage Enterprise

We are a development stage enterprise as defined by the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” We are devoting substantially all of our present efforts to research and development. All losses accumulated since inception have been considered as part of our development stage activities.

Research and Development Costs

Although we believe that our research and development activities and underlying technologies have continuing value, the amount of future benefits to be derived from them is uncertain. Research and development costs are therefore expensed as incurred rather than capitalized. During 2006, 2005 and 2004, we recorded an expense of $772,200, $152,760 and $5,522, respectively, related to research and development activities. We recorded $0 and $16,200 of expense for these activities for the three months ended March 31, 2007 and March 31, 2006, respectively.

Stock-Based Compensation

In December 2004, the FASB issued SFAS 123R, Share Based Payment: An Amendment of FASB Statements No. 123 and 95 (SFAS 123R). This statement requires that the cost resulting from all share-based payment transactions be recognized in our consolidated financial statements. In addition, in March 2005 the Securities and Exchange Commission (the “SEC”) released SEC Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). SAB 107 provides the SEC staff’s position regarding the application of SFAS 123R and certain SEC rules and regulations, and also provides the SEC staff’s views regarding the valuation of share-based payment arrangements for public companies. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure of fair value recognition, as prescribed under SFAS 123, is no longer an alternative.

In the first quarter of 2006, we adopted the fair value recognition provisions of SFAS 123R utilizing the modified-prospective-transition method, as prescribed by SFAS 123R. Under this transition method, compensation cost recognized during the twelve months ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123, and (b) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Under the modified-prospective-transition method, results for the prior periods have not been restated.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

We do not believe that inflation has had a material impact on our business or operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table sets forth the name, age and position held by each of our executive officers and directors. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position
John S. Yu, M.D.(2)	43	Chairman of the Board
David J. Wohlberg	53	President and Chief Operating Officer
C. Kirk Peacock	38	Treasurer and Chief Financial Officer
Sanford J. Hillsberg(2) (3)	58	Director and Secretary
Robert L. Martuza, M.D.(2)	58	Director
Manfred Mosk, Ph.D.(2)	73	Director
Rudolph Nisi, M.D.(1) (3)	73	Director
Jacqueline Brandwynne(1) (3)	69	Director

(1)	Members of our Audit Committee
(2)	Members of our Compensation Committee
(3)	Members of our Corporate Governance Committee

Business Experience and Directorships

The following describes the backgrounds of current executive officers and directors. Our Board of Directors has determined that all of our directors are independent directors as defined in the Nasdaq rules governing members of boards of directors. Under his current right to designate two other members of our Board of Directors, Dr. Yu designated Dr. Robert Martuza in December 2006 and Jacqueline Brandwynne in January 2007 to serve as two of our directors.

John S. Yu, M.D., Chairman of the Board (age 43)

Dr. Yu served as our Chief Scientific Officer and as a director from November 2006 to January 2007, when he became our Chairman of the Board. He is a member of the full-time faculty in the Department of Neurosurgery at Cedars-Sinai Medical Center. An internationally renowned neurosurgeon, Dr. Yu’s clinical focus is on the treatment of malignant and benign brain and spinal tumors. He is also conducting extensive research in immune and gene therapy for brain tumors. He has also done extensive research in the use of neural stem cells as delivery vehicles for brain cancers and neurodegenerative diseases. He was inducted into Castle and Connelly’s America’s Top Doctors in 2005. Dr. Yu has published articles in a number of prestigious journals, including The Lancet, Cancer Research, Cancer Gene Therapy, Human Gene Therapy, Journal of Neuroimmunology, Journal of Neurological Science and Journal of Neurosurgery. Dr. Yu earned his bachelor’s degree in French literature and biological sciences from Stanford University and spent a year at the Sorbonne in Paris studying French literature. He also pursued a fellowship in immunology at the Institut Pasteur in Paris. He earned his medical degree from Harvard Medical School and master’s degree from the Harvard University’s Department of Genetics. He completed his neurosurgical residency at Massachusetts General Hospital in Boston. In addition, he was a Neuroscience Fellow at the National Institutes of Mental Health in the Neuroimmunology Unit at Massachusetts General Hospital from 1988 to 1989 and was a Culpepper Scholar at the Molecular Neurogenetics Unit at that hospital from 1993 to 1995. His other honors include the Preuss Award, Joint Section on Tumors, American Association of Neurological Surgeons and Congress of Neurologic Surgeons in 1995. He received the Academy Award from the American Academy of Neurological Surgery at its 1996 annual meeting. Other honors include the Young Investigator Award from the Congress of Neurological Surgeons in 2000, the National Brain Tumor Foundation Grant in 2001, and the Mahaley Clinical Research award from the American Association of Neurological Surgeons in 2005.

David J. Wohlberg, President and Chief Operating Officer (age 53)

Mr. Wohlberg has served as our President and Chief Operating Officer since January 2006 on a part-time basis and as a director from January 2006 through November 2006, having served in these capacities on a part-time basis for our predecessor company from April 2005 until September 2006.

Mr. Wohlberg has been a business and legal advisor to emerging and high tech companies for over twenty years and is of counsel with Troy & Gould Professional Corporation. From 1997 to 2000, Mr. Wohlberg was a director of Sqribe Technologies, a business intelligence software company that was acquired by Brio Technologies. Currently, Mr. Wohlberg is a director of Look-Look, Inc., a youth culture information and research firm. Mr. Wohlberg serves on the Board of Directors of the Los Angeles Chapter of the Juvenile Diabetes Research Foundation and is Treasurer and Director of the Synagogue for the Performing Arts. Mr. Wohlberg is a graduate of the University of California at Santa Cruz and Yale Law School.

C. Kirk Peacock, Chief Financial Officer (age 38)

Mr. Peacock has served as our Chief Financial Officer on a part-time basis since January 2006 and previously served in that capacity from May 2005 until September 2006 for our predecessor company on a part-time basis. Mr. Peacock is a Certified Public Accountant and previously was Chief Financial Officer with CytRx Corporation, a ribonucleic acid interference and biopharmaceutical company focused on the development and commercialization of high-value human therapeutics from August 2003 through July 2004. Mr. Peacock has experience as Chief Financial Officer with several start-up companies including DigitalMed, Inc., a venture-backed subsidiary of Tenet Healthcare, and Ants.Com, Inc., a venture-backed company of Bertelsmann Ventures. Mr. Peacock was also a manager with a large, international accounting firm for a number of years. Mr. Peacock serves as a director on the Board of Directors and a member of the Audit Committee of Laird Norton Company LLC. Mr. Peacock is a graduate of Claremont McKenna College.

Jacqueline Brandwynne, Director (age 69)

Ms. Brandwynne has served as a director since January 2007. Since 1981, Ms. Brandwynne served as President and CEO of Brandwynne Corporation, which has co-founded and assisted in the development of several healthcare and biotech companies. Ms. Brandwynne is a business strategist with more than 25 years of experience working with companies such as American Cyanimid, Bristol Myers/Clairol, National Liberty Life, Seagram & Sons and Neutrogena. From 1974 to 1981 she was in charge of developing Citicorp’s global business strategy From 2000 to 2006, Ms. Brandwynne was a director of Microvision, Inc., a public company that develops sophisticated miniature displays. She has served in multiple advisory roles in several administrations, including as an Advisor to the Council of Economic Advisors, a member of the US Trade Representatives Services Policy Advisory Committee, a negotiator of the North American Trade Agreement, a participant in GATT negotiations and a member of The Committee on Critical Choices for America, and Chair of an Economic Summit at the White House. She currently serves on the boards of Pacific Union Bank, the Proteus Venture Biotech Fund and on several non-profit boards, including the Cedars-Sinai Health Systems Board of Governors and the California Institute of the Arts.

Sanford J. Hillsberg, Director and Secretary (age 58)

Mr. Hillsberg is a co-founder of our predecessor company and served on a part-time basis as its secretary and a director from its founding in 2004 until September 2006, and has served in those capacities on a part-time basis for us since January 2006. He has been an attorney with Troy & Gould Professional Corporation, a law firm in Los Angeles specializing in corporate and securities laws, since 1976. Troy & Gould served as counsel to our predecessor company and has served as our corporate legal counsel since January 2006. Mr. Hillsberg served from August 2004 to January 2006 as a director of Duska Therapeutics, Inc., a publicly traded biopharmaceutical company, and as Secretary on a part-time basis. Mr. Hillsberg also serves as Chairman of the Board of RXi Pharmaceuticals Corporation, a biopharmaceutical company, and as a director of Tempra Technology, Inc., a thermal research and development company. He previously served as a director and Vice President of Medco Research, Inc. Mr. Hillsberg is a member of the Board of Governors of Cedars-Sinai Medical Center and has also previously served as a Commissioner of the Quality and Productivity Commission of the City of Los Angeles. Mr. Hillsberg holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Harvard Law School.

Robert L. Martuza, M.D., Director (age 58)

Dr. Martuza has served as a director since December 2006. He has been Chief of Neurosurgery Service at Massachusetts General Hospital and Higgins Professor of Neurosurgery at Harvard Medical School since 2000. Dr. Martuza has held appointments at Massachusetts General Hospital and Georgetown University Hospital since 1980 and academic appointments at Harvard Medical School and Georgetown University also since 1980. Dr. Martuza is presently Director of the Pappas Center for Neuro-Oncology at Massachusetts General Hospital and on the Board of Trustees for the Massachusetts General Physicians Organization, Inc. Dr. Martuza currently serves on the Managed Care Committee, Executive Committee on Research, and General Executive Committee at the Massachusetts General Hospital. In addition, he serves as a Director of the American Board of Neurological Surgery; serves on the Board of Scientific Counselors at the National Institute of Neurological Disorders and Stroke; and is coordinating reviewer and serves on the Program Committee for the American Society of Gene Therapy. Dr. Martuza is a recognized authority on neurosurgery, has published numerous articles and books in the field of neurology and has 11 patents issued or pending involving cell therapy. Dr. Martuza has received many grants for research with major research interests in central nervous system tumors, neurofibromatosis, cancer therapy with viral vectors and molecular neurosurgery. Dr. Martuza holds a B.A. degree from Bucknell University and a M. D. from Harvard Medical School. Dr. Martuza was a post-doctoral fellow at Massachusetts General Hospital.

Manfred Mosk, Ph.D., Director (age 73)

Dr. Mosk served as our Non-Executive Chairman of the Board from November 2006 to January 2007 when he voluntarily stepped down and Dr. Yu became our Chairman of the Board. He continues to serve as a director of the Company. Dr. Mosk was a co-founder in 2004 and served as the Interim President on a part time basis until April 2005 and a director until November 2005 of our predecessor company. Dr. Mosk has been the President of Technomedics Management & Systems, Inc. (“Technomedics”), a privately held independent health care economics consulting firm, for more than the past five years. He currently serves on the Board of Directors of Oncotx, Inc., UCLA’s Jonsson Cancer Center Foundation, The University Kidney Disease Research Associates at USC and the Board of Governors at Cedars-Sinai Medical Center. Dr. Mosk previously served as the Non Executive Chairman of Duska Therapeutics, Inc. and on the Board of Directors of Arbios Systems, Inc., The College of Naturopathic Medicine and The California State University Foundation. Dr. Mosk was the co-founder, former President and CEO of Medco Research, Inc. He voluntarily retired from these positions in 1992 and later rejoined the Board and served again as a director for one year. Medco was subsequently acquired by King Pharmaceuticals, Inc. Under Dr. Mosk’s leadership Medco acquired licenses, raised funds, became a public company and developed the first ever approved and marketed adenosine based drug in the US. Dr. Mosk holds B.S., M.S. and Ph.D. degrees in business administration from The California State University and California Western University. Dr. Mosk is a member of a number of professional organizations including the International Society of Stem Cell Research, The New York Academy of Sciences, The National Association of Business Economists, The American Society of Health Economists and the International Society of Pharmacoeconomics and Outcomes Research.

Rudolph Nisi, M.D., Director (age 73)

Dr. Nisi served as a director of our predecessor company from April 2005 until September 2006 and as a director since January 2006. Mr. Nisi has been an Active Attending Physician at the Albert Einstein College of Medicine and Cardiology since 1981 and an Assistant Clinical Professor of Medicine at Albert Einstein College of Medicine since 1981. Dr. Nisi has held various positions at Westchester Square Medical Center of Internal Medicine and Cardiology including Active Attending Physician since 1963, Director of Medicine since 1975, Chief of Cardiology since 1975, Chairman of Medical Critical Care Unit since 1975, President of the Medical Board from 1977 to 1978, Chairman of the Board of Directors since 1983 and from 1976 to 1978, Chairman of the ER Committee since 1984, and Vice-President of Medical Affairs since 1993. From 1997 to the present Dr. Nisi has been Assistant Attending Physician at New York Hospital, Clinical Assistant Professor of Medicine at Cornell University Medical College, and since 2000 has been Assistant Dean at Weill Medical College. Dr. Nisi serves as a director of Tempra Technology, Inc. He served as a director of Duska Therapeutics, Inc. from August 2004 to February 2006. From 1980 to 1987, Dr. Nisi served as Chairman of the Board of Directors of Medco Research, Inc.

Committees of the Board

Our Board of Directors has established an Audit Committee consisting of Dr. Rudolph Nisi, as Chairman, and Jacqueline Brandwynne.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	the quality and integrity of our financial statements and reports;

•	the independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

The Audit Committee appoints the outside auditors, reviews with the outside auditors the plans and results of the audit engagement, approves permitted non-audit services provided by our independent auditors and reviews the independence of the auditors. While each of the members of the Audit Committee has significant knowledge of financial matters, neither of the Audit Committee members has been designated as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-B of the Exchange Act. Given the limited nature of our business operations and financial statements, the Board of Directors believes that there is not currently a need to have an audit committee financial expert.

Our Board of Directors has established a Compensation Committee consisting of Dr. Manfred Mosk, as Chairman, and Dr. John Yu, Sanford Hillsberg and Dr. Robert Martuza. The Compensation Committee reviews, and makes recommendations to the full Board of Directors relating to, the compensation of our officers and directors, including our officers’ annual salaries and bonuses and the terms and conditions of option grants to our officers and directors under our stock incentive plan.

Our Board of Directors has established a Corporate Governance Committee consisting of Jacqueline Brandwynnne, as Chairwoman, Dr. Rudolph Nisi and Sanford Hillsberg. The Corporate Governance Committee develops and recommends corporate governance guidelines to the Board and oversees the evaluation of the Board and its committees.

Scientific Advisory Board

We have established a Scientific Advisory Board to assist our management in the areas of expertise of the members of our Scientific Advisory Board. Dr. Keith Black has been appointed the Chairman of our Scientific Advisory Board, and with Dr. Black we are in the process of identifying and recruiting other individuals to serve on this board.

Keith L. Black, M.D.

Dr. Black has served on our Scientific Advisory Board since January 2007. Dr. Black serves as Chairman of the Department of Neurosurgery and Director of the Maxine Dunitz Neurosurgical Institute at Cedars-Sinai Medical Center . An internationally renowned neurosurgeon and scientist, Dr. Black joined Cedars-Sinai Medical Center in July 1997 and was awarded the Ruth and Lawrence Harvey Chair in Neurosciences in November of that year. Prior to joining Cedars-Sinai, Dr. Black served on the University of California, Los Angeles (UCLA) faculty for 10 years where he was a Professor of Neurosurgery. In 1992 he was awarded the Ruth and Raymond Stotter Chair in the Department of Surgery and was Head of the UCLA Comprehensive Brain Tumor Program.

Dr. Black serves on the editorial boards of Neurological Research, Gene Therapy and Molecular Biology, Neurosurgery Quarterly and Frontiers In Bioscience. He was on the National Institutes of Health’s Board of Scientific Counselors for Neurological Disorders and Stroke and was appointed to the National Advisory Neurological Disorders and Stroke Council of the National Institutes of Health from 2000 to 2004. He was also selected as a committee member of the California Institute for Regenerative Medicine Independent Citizens Oversight Committee from 2004-2006.

Dr. Black pioneered research on designing ways to open the blood-brain barrier, enabling chemotherapeutic drugs to be delivered directly into the tumor for which he received the Jacob Javits award from the National Advisory Neurological Disorders and Stroke Council of the National Institutes of Health in June 2000. Other groundbreaking research done by Dr. Black focused on developing a vaccine to enhance the body’s immune response to brain tumors, use of gene arrays to develop molecular profiles of tumors, the use of optical technology for brain mapping, and the use of focused microwave energy to noninvasively destroy brain tumors.

Dr. Black has published extensively and has five patents issued or pending. Dr. Black was featured on the cover of Time magazine in the Fall 1997 special edition “Heroes of Medicine” and was profiled in 1996 on the PBS program, The New Explorers, in an episode called “Outsmarting the Brain.”

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

Concurrently with our entering into the Memorandum of Agreement with Cedars-Sinai to license the cellular-based therapy technology, we entered into a binding Memorandum of Agreement, dated as of September 15, 2006 with Dr. John Yu, who was an inventor of the technology and is a full-time employee of Cedars-Sinai. Under this Memorandum of Agreement, Dr. Yu agreed to serve as our Chief Scientific Officer on a part-time basis for an initial one-year term following the closing of the licensing transaction with Cedars-Sinai. In consideration of Dr. Yu’s relinquishment to Cedars-Sinai of his royalty interest in the cellular-based therapy technology to facilitate this transaction, we agreed to issue Dr. Yu a number of shares of our common stock equal to 34% of our outstanding shares (including shares issuable upon the exercise of certain options and warrants) at the time of the licensing transaction closing.

On November 17, 2006, Dr. Yu and our company entered into a definitive Agreement, dated as of November 17, 2006, and a related Securities Agreement, dated as of November 17, 2006, Non-qualified Stock Option Agreement, dated as of November 17, 2006 and Registration Rights Agreement, dated as of November 17, 2006. Under the Agreement, Dr. Yu will serve as our Chief Scientific Officer for an initial one-year term on a part-time basis and will not receive any compensation for these services except the grant of the stock option described below. Under the terms of the Agreement and the Non-Qualified Stock Option Agreement, we granted Dr. Yu (i) an option to purchase 150,000 shares of our common stock in consideration for his relinquishment of his royalty interest in the cellular-based therapy technology and (ii) an option to purchase 5,783,424 shares of our common stock in consideration of his agreeing to serve as our Chief Scientific Officer for a one-year term. Both options have an exercise price of $1.00 per share, a term of ten years and were fully vested upon grant. We were not required to issue any of the shares to Dr. Yu that were contemplated by the Memorandum of Agreement between the parties.

Pursuant to the Securities Agreement and Registration Rights Agreement, we agreed to file a registration statement with the Securities and Exchange Commission covering the shares issuable upon exercise of Dr. Yu’s options within 60 days of Dr. Yu becoming our Chief Scientific Officer.

For so long as Dr. Yu owns our shares or fully vested immediately exercisable options to purchase our shares totaling at least 2,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on our Board of Directors. For so long as Dr. Yu owns our shares or fully vested immediately exercisable options to purchase our shares totaling at least 4,000,000 shares or at least 5,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on our Board of Directors.

Effective as of October 30, 2006, we entered into a new agreement with David Wohlberg under which Mr. Wohlberg agreed to continue to serve as our President and Chief Operating Officer for a one-year term, subject to earlier termination by us or Mr. Wohlberg on 30 days notice. Mr. Wohlberg will provide his services to us on a part-time basis, spending a majority of his business time on our affairs. Under our agreement with Mr. Wohlberg, Mr. Wohlberg was retroactively paid $2,000 per month for his prior services as our President and Chief Operating Officer from April 22, 2006 through October 29, 2006 and was granted a fully vested option to purchase 90,000 shares of our common stock for these prior services. Mr. Wohlberg received a salary of $2,000 per month from October 30, 2006 through the date of our entering into a definitive License Agreement with Cedars-Sinai Medical Center and receives $2,500 per month thereafter, and he was granted an option to purchase 95,000 shares of our common stock, which will vest quarterly over a one-year period, with one-half of his remaining unvested shares becoming vested if we terminate him without cause.

Effective as of October 30, 2006, we entered into a new agreement with C. Kirk Peacock under which Mr. Peacock agreed to continue to serve as our Chief Financial Officer for a one-year term, subject to earlier termination by us or Mr. Peacock on 30 days notice. Mr. Peacock will provide his services to us on a part-time basis. Under our agreement with Mr. Peacock, Mr. Peacock was retroactively paid $2,000 per month for his prior services as our Chief Financial Officer from May 16, 2006 through October 29, 2006 and was granted a fully vested option to purchase 25,000 shares of the Company’s common stock for these prior services. Mr. Peacock received a salary of $2,000 per month from October 30, 2006 through the date of the Company’s entering into a definitive License Agreement with Cedars-Sinai Medical Center and receives $2,500 per month thereafter, and he was granted an option to purchase 50,000 shares of our common stock, which will vest quarterly over a one-year period, with one-half of his remaining unvested shares becoming vested if we terminate him without cause.

On October 30, 2006, we granted a fully vested option to purchase 40,000 shares of our common stock to each of Sanford J. Hillsberg (for his services as a director of our predecessor company and us from February 26, 2004 through October 30, 2006), Dr. Rudolph Nisi (for his services as a director of our predecessor company and us from April 21, 2005 through October 30, 2006) and David Wohlberg (for his services as a director of our predecessor company and us from April 21, 2005 through October 30, 2006). On October 30, 2006, we also granted an option to purchase 50,000 shares of our common stock, vesting quarterly over a one-year period, to each of Mr. Hillsberg, Dr. Nisi and Mr. Wohlberg for their services as a director for the one-year period commencing October 30, 2006. The option granted to Mr. Wohlberg covering 50,000 shares of our common stock for his services as a director for the one-year period commencing October 30, 2006 was cancelled upon his voluntary resignation as one of our directors in November 2006. Each of the options granted to our officers and directors described above has a term of seven years, has an exercise price of $1.00 per share and may be exercised within their term during the period the grantee provides services to us and for 24 months after the grantee ceases providing services for any reason other than termination by us for cause. The options previously granted to Mr. Wohlberg and Mr. Peacock under their prior agreements with us also were revised to provide for the same period of exercisability within their original respective terms.

In July 2006, we retained Technomedics to assist us in identifying and acquiring new technologies and agreed to pay Technomedics a total of $80,000 in four equal monthly installments commencing upon the closing of the Cedars-Sinai licensing transaction. Dr. Manfred Mosk, the controlling shareholder of Technomedics, was not an officer or director of our company at the time we retained Technomedics and the services were performed. He voluntarily resigned as interim part-time president in April 2005 and as a director in November 2005 of our predecessor company, and rejoined the Board of our company in November 2006. He was a greater than 5% shareholder of our company at the time we retained Technomedics.

We and Technomedics entered into an Agreement, dated as of November 17, 2006, pursuant to which Dr. Mosk agreed to serve as our Non-Executive Chairman of the Board on a part-time basis for a one-year term. Dr. Mosk was permitted to step down upon 30 days written notice to us. Pursuant to the terms of this Agreement, Technomedics was granted options with a seven-year term to purchase a total of 300,000 shares of our common stock at an exercise price of $1.00 per share. Our agreement with Technomedics has terminated. As a result of the termination, 150,000 unvested option shares out of a total of 300,000 option shares were cancelled and the 150,000 vested option shares survive the termination and continue to be exercisable during the term for up to two years following Dr. Mosk’s ceasing to serve as a director. Dr. Mosk did not receive a further grant of options covering 50,000 shares of our common stock that were granted to certain of our other directors during the fourth quarter of 2006 for their future services as directors. Under our agreement with Technomedics, Dr. Mosk as a director of our company is permitted to provide consulting services to, or become employed by, and serve on the board of directors and in any other capacity with other persons or entities engaged in investment, financing and/or medical and pharmaceutical corporate or other patent and research activities and be compensated for such activities, and any such activities shall not be deemed to constitute an usurpation of a corporate opportunity of us or a breach of Dr. Mosk’s obligations, provided that such companies are not developing or marketing products or potential products based on our products being developed, products for neurodegenerative diseases, and dendritic cell-based vaccines for brain tumors and other cancers.

Compensation of Executive Officers

The following table sets forth the compensation for services paid in all capacities for the two fiscal years ended December 31, 2006 to David Wohlberg, our President and Chief Operating Officer. The information set forth below includes all compensation paid to Mr. Wohlberg by Spectral Molecular Imaging before its merger with us in January 2006. Our company did not pay any compensation to any officer for services in 2004 or 2005, and neither we nor Spectral Molecular Imaging paid any other person compensation that collectively exceeded $100,000 during the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Wohlberg President and Chief Operating Officer	2006	$16,734	(1)	—	—	$118,400	(3)	—	—	—	$135,134
	2005	—		—	—	33,105	(4)	—	—	—	33,105

(1)	Includes $2,000 per month for the period from May 1, 2006 through November 16, 2006 and $2,500 per month for the period November 17, 2006 through December 31, 2006 for services rendered us as President and Chief Operating Officer.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to the named executive, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to Note 2 of our financial statements in this Annual Report. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive from these awards.
(3)	Includes (i) a seven-year option to purchase 90,000 shares of our common stock granted October 30, 2006 at an exercise price of $1.00 per share, vesting upon grant, for services rendered as President and Chief Operating Officer from May 1, 2006 through October 29, 2006 and (ii) a seven-year option to purchase 95,000 shares of our common stock granted October 30, 2006, at an exercise price of $1.00 per share, vesting quarterly over a one-year period following the date of grant, for services rendered as President and Chief Operating Officer commencing October 30, 2006. Also includes a fully vested option to purchase 40,000 shares of our common stock granted on October 30, 2006 at an exercise price of $1.00 per share for prior service as a director of our predecessor company and our company through October 30, 2006.
(4)	These seven-year options were granted on April 21, 2005 by Spectral Molecular Imaging, Inc. at an exercise price of $0.35 per share, vesting quarterly commencing on May 1, 2005 for services rendered from April 21, 2005 to April 30, 2006 as President and Chief Operating Officer. These options were assumed by us when we merged with that company.

Stock Option Grants

The following table sets forth information as of December 31, 2006 concerning unexercised options, unvested stock and equity incentive plan awards for the executive officer named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT YEAR ENDED DECEMBER 31, 2006

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Wohlberg	150,479	(1)	—			$0.35	04-20-12
President and Chief	40,000	(2)	—			1.00	10-29-13
Operating Officer	90,000	(3)	—			1.00	10-29-13
			95,000	(4)		1.00	10-29-13

(1)	Vested 25% quarterly commencing on May 1, 2005.
(2)	Vested upon grant, October 30, 2006.
(3)	Vested upon grant, October 30, 2006.
(4)	Vests 25% quarterly commencing on October 30, 2006.

Compensation of Directors

During the fiscal year ended December 31, 2006, we did not pay any of our directors any cash compensation for serving on the Board of Directors. We did, however, grant each of our directors (other than Dr. Mosk and Dr. Yu) seven-year options to purchase 50,000 shares of our common stock. All of the foregoing options, granted to the directors in October 2006 or December 2006, have an exercise price of $1.00 per share. In October 2006, we also compensated three of our directors for prior service as directors of our company and predecessor company by granting to each director seven-year options to purchase 40,000 shares at an exercise price of $1.00 per share. In November 2006, we granted an affiliate of Dr. Manfred Mosk a seven-year option to purchase 300,000 shares of our common stock in consideration of Dr. Mosk agreeing to serve as our Non-Executive Chairman of the Board. Upon his voluntary resignation in January 2007 as Non-Executive Chairman of the Board, 150,000 unvested options were cancelled. Dr. Mosk did not receive an option to purchase 50,000 shares that was granted to our other directors as noted above.

The following table sets forth information concerning the compensation paid to each of our directors during 2006 for their services rendered as directors.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sanford J. Hillsberg	—	—	$25,600	(2)	—	—	—	$25,600
Robert L. Martuza	—	—	$0	(3)	—	—	—	$0
Manfred Mosk	—	—	$96,000	(4)	—	—	—	$96,000
Rudolph Nisi	—	—	$25,600	(2)	—	—	—	$25,600

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to the named director in fiscal year 2006, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to Note 2 of our financial statements in this Annual Report. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized from these awards by the named director.
(2)	On October 30, 2006 we granted a fully vested option to purchase 40,000 shares each of the Company’s common stock at an exercise price of $1.00 per share to Mr. Hillsberg and Dr. Nisi for prior service as directors of our predecessor company and our company through October 30, 2006; and granted an option to purchase 50,000 shares each of our company’s common stock of $1.00 per share, vesting quarterly over a one-year period, for their services as directors for the one-year period commencing October 30, 2006.
(3)	An option to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share, vesting quarterly following the grant date of December 1, 2006, was granted for services as a director for a one-year period.
(4)	An option to purchase 300,000 shares of our common stock at an exercise price of $1.00 per share was granted on November 17, 2006 to Technomedics for Dr. Mosk to serve as our Non-Executive Chairman of the Board on a part-time basis for a one-year term. These options vested as to 150,000 shares upon grant and quarterly over a one-year period following grant as to the remaining 150,000 shares. Upon Dr. Mosk’s voluntary resignation as the Non-Executive Chairman of the Board in January 2007, the 150,000 unvested shares were cancelled. Dr. Mosk continues to serve us as a director. Dr. Mosk is President and controlling stockholder of Technomedics.

Equity Incentive Plan

We have adopted an equity incentive plan, the 2006 Equity Incentive Plan, pursuant to which we are authorized to grant options, restricted stock and stock appreciation rights to purchase up to 1,500,000 shares of common stock to our employees, officers, directors, consultants and advisors. Awards under the plan may consist of stock options (both non- qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards and stock appreciation rights.

The 2006 Equity Incentive Plan is administered by our Board of Directors or a committee appointed by the Board, which determines the persons to whom awards will be granted, the type of award to be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

The 2006 Equity Incentive Plan provides that the exercise price of each incentive stock option may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding common stock). The exercise price of a non-qualified stock option shall be no less than the fair market value of the common stock on the date of grant. The maximum number of options that may be granted in any fiscal year to any participant is 400,000.

The plan also permits the grant of freestanding stock appreciation rights or in tandem with option awards. The grant price of a stock appreciation right shall be no less than the fair market value of a share on the date of grant of the stock appreciation right. No stock appreciation right shall be exercisable later than the tenth anniversary of its grant. Upon the exercise of a stock appreciation right, a participant shall be entitled to receive common stock at a fair market value equal to the benefit to be received by the exercise.

The plan also provides us with the ability to grant or sell shares of common stock that are subject to certain transferability, forfeiture, repurchase or other restrictions. The type of restriction, the number of shares of restricted stock granted and other such provisions shall be determined by our Board of Directors or its committee.

Unless otherwise determined by our Board of Directors or its committee, awards granted under the 2006 Equity Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

The 2006 Equity Incentive Plan provides that, except as set forth in an individual award agreement, upon the occurrence of a corporate transaction: (1) our Board of Directors or its committee shall notify each participant at least thirty (30) days prior to the consummation of the corporate transaction or as soon as may be practicable and (2) all options and stock appreciation rights shall terminate and all restricted stock shall be forfeited immediately prior to the consummation of such corporate transaction unless the committee determines otherwise in its sole discretion. A “corporate transaction” means (i) a liquidation or dissolution of the company; (ii) a merger or consolidation of the company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary); (iii) a sale of all or substantially all of the assets of the company; or (iv) a purchase or other acquisition of more than 50% of the outstanding stock of the company by one person or by more than one person acting in concert.

Our Board of Directors may alter, amend or terminate the plan in any respect at any time, but no alteration, amendment or termination will adversely affect in any material way any award previously granted under the plan, without the written consent of the participant holding such award.

During the fourth quarter of 2006, the Company granted options for 530,000 shares at an exercise price of $1.00. As of December 31, 2006, there were outstanding options under our 2006 Equity Incentive Plan to purchase approximately 730,660 shares of our common stock at a weighted- average exercise price of approximately $0.82 per share. In January 2007, an additional option to purchase 50,000 shares of our common stock at an exercise price of $1.15 per share was granted under our 2006 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 21, 2007 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our executive officers named in the Summary Compensation Table under “Executive Compensation and Employment Agreements” and our directors and (c) by all executive officers and directors of this company as a group. As of May 21, 2007 there were 11,782,493 shares of our common stock issued and outstanding. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percentage of Class
John S. Yu, M.D.	5,933,424	(3)	33.49%

Sanford J. Hillsberg	1,579,350	(4)	13.33%

Manfred Mosk, Ph.D.	1,407,850	(5)	11.80%

Keith Black, M.D.(1) Chair, Department of Neurosurgery Director, Maxine Dunitz Neurosurgical Institute Suite 800E 8631 West Third Street Los Angeles, CA 90048	1,451,111	(10)	11.01%

RAB Special Situations (Master) Fund Limited C/O RAB Capital Plc 1 Adam Street London WC2N 6LE United Kingdom	1,166,467	(6)	9.9%

Cedars-Sinai Medical Center Davis 4021 8700 Beverly Blvd. Los Angeles, CA 90048	694,000		5.89%

Rudolph Nisi, M.D.	452,000	(7)	3.82%

David J. Wohlberg	425,379	(8)	3.51%

Robert L. Martuza, M.D.	25,000	(3)	*

Jacqueline Brandwynne	152,500	(9)	1.29%

All executive officers and directors as a group (7 persons)	9,975,503		54.20%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the persons shown is c/o ImmunoCellular Therapeutics, Ltd., 1999 Avenue of the Stars, 11th Floor, Los Angeles, California 90067.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.
(3)	All of the shares shown are subject to options.
(4)	Represents 1,504,350 shares and 75,000 shares subject to warrants and options. Excludes 266,593 shares owned beneficially by Troy & Gould Professional Corporation, of which Mr. Hillsberg is a member.
(5)	Includes 128,871 shares of common stock, and 150,000 shares subject to options, owned of record by Technomedics Management & Systems, Inc., of which Dr. Mosk is the controlling stockholder.
(6)	Includes 1,000,000 shares owned of record and 166,467 shares subject to warrants. RAB holds warrants to exercise up to 1,666,668 shares, but the exercise of these warrants is limited by their terms so that RAB’s beneficial ownership shall not exceed at any time 9.9% of the common shares outstanding.
(7)	Includes 387,000 shares owned of record and 65,000 shares subject to options.
(8)	Includes 87,400 shares owned of record and 337,979 shares subject to warrants and options.
(9)	Includes 140,000 shares owned of record and 12,500 shares subject to options.
(10)	Includes 51,111 shares owned of record and 1,400,000 shares subject to options.

SELLING SECURITYHOLDERS

Selling Securityholder Table

The shares to be offered by the selling securityholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the selling securityholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling securityholders. The selling securityholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling securityholders after any sales made pursuant to this prospectus because the selling securityholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling securityholders will sell all of the shares listed in this prospectus.

The following table sets forth the beneficial ownership of the selling securityholders. The term “selling securityholder” or “selling securityholders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering(1)
	Number of Shares	Percent	Number of Shares Being Offered	Number of Shares	Percent
Jacqueline Brandwynne	152,500	1.29%	140,000	12,500	*
Cedars-Sinai Medical Center	694,000	5.89%	694,000	0	0
Blake Morgan Epstein	50,000	*	50,000	0	0
Daniel L. Farkas	510,062	4.33%	500,000	10,062	*

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering(1)
	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent
Gerald E. Gray	310,022	(2)	2.00%	200,000	(2)	110,022	*
Sanford J. Hillsberg	1,579,350	(3)	13.33%	1,514,350	(3)	65,000	*
Linda S. Huff	10,000		*	10,000		0	0
Behzad Kianmahd	100,000	(4)	*	100,000	(4)	0	0
William T. Kotcheff & Laifun Chung Kotcheff, JT	150,000	(5)	1.27%	150,000	(5)	0	0
Manfred Mosk	1,128,979		9.58%	1,128,979		0	0
Mona D. Mosk	500,000		4.24%	500,000		0	0
Rudolph Nisi	452,000	(6)	3.82%	387,000	(6)	65,000	*
Irwin A. Olian, Jr.	472,366	(7)	3.87%	200,000	(7)	272,366	2.26%
Maurice Singer	277,400		2.35%	277,400		0	0
Technomedics Management & Systems, Inc.	278,871	(8)	2.34%	278,871	(8)	0	0
Troy & Gould Professional Corporation	266,593		2.26%	266,593		0	0
David Wohlberg	425,379	(9)	3.51%	97,400	(9)	327,979	2.71%
Dan Zuckerman & Liat Zuckerman, JT	50,000	(10)	*	50,000	(10)	0	0
John S. Yu, M.D. and Helena Yu, Co-trustees of the Yu Family Trust	5,933,424	(11)	33.49%	5,933,424	(11)	0	0
Keith L. Black	1,451,111	(12)	11.01%	1,451,111	(12)	0	0
R. Craig Barton	400,000	(13)	3.34%	200,000	(13)	200,000	1.68%
Canaccord Capital Corp. FBO Brian Bickerton	270,000	(14)	2.27%	80,000	(14)	190,000	1.60%
Lois Bolster and George Bolster, JT Ten	200,000	(15)	1.68%	200,000	(15)	0	0
Marc Laurence Brown	40,000	(16)	*	40,000	(16)	0	0
Soren Christiansen and Beth Christiansen, Jt Ten	195,000	(17)	1.65%	75,000	(17)	120,000	1.01%
NBCN Inc ITF Soren & Beth Christiansen	75,000	(17)	*	75,000	(17)	0	0
Adam W. Dalsin	50,000	(18)	*	50,000	(18)	0	0
James P. Dalsin	250,000	(19)	2.10%	200,000	(19)	50,000	*
Mitchell P. Dalsin	50,000	(20)	*	50,000	(20)	0	0

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering(1)
	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent
Patricia L. Dalsin	250,000	(21)	2.10%	200,000	(21)	50,000	*
Tim Farnsworth	50,000	(22)	*	50,000	(22)	0	0
Stanley N. Friedman and Leslie Friedman, Jt. Ten.	40,000	(23)	*	40,000	(23)	0	0
Russell M. Gioiella & Nerissa Radell, Jt. Ten	30,000	(24)	*	30,000	(24)	0	0
Charles K. Gunn, TTEE Gunn Trust DTD 4-28-98	22,000	(25)	*	20,000	(25)	2,000	*
William Leo Hanrahan	120,000	(26)	1.01%	60,000	(26)	60,000	*
Stephen Herr	40,000	(27)	*	40,000	(27)	0	0
Erik Hutton	70,000	(28)	*	40,000	(28)	30,000	*
Jacki Isles	100,000	(29)	*	100,000	(29)	0	0
Fred Krahn	140,000	(30)	1.18%	40,000	(30)	100,000	*
Michael McFerrin Trust	50,000	(31)	*	50,000	(31)	0	0
Steven Mount	20,000	(32)	*	20,000	(32)	0	0
Platt Living Trust	20,000	(33)	*	20,000	(33)	0	0
R & I Family Trust u/a/d/ 3-15-90 Richard N. Kipper & Inta A. Kipper, Trustees	22,500	(34)	*	20,000	(34)	2,500	*
Daniel Reardon	50,000	(35)	*	20,000	(35)	30,000	*
Maurice Regan	50,000	(36)	*	50,000	(36)	0	0
Nicolle Sicotte	200,000	(37)	1.68%	200,000	(37)	0	0
Paul Sicotte	200,000	(38)	1.68%	200,000	(38)	0	0
Timothy M. Sperling & Katherine H. Sperling, JT Ten	220,000	(39)	1.85%	80,000	(39)	140,000	1.18%
Charles M. Stern & Terri Jo Stern, Trustees of the Stern Family Trust dated 3-10-97	20,000	(40)	*	20,000	(40)	0	0
Fin Temple	40,000	(41)	*	40,000	(41)	0	0
Larry Trapp	200,000	(42)	1.68%	200,000	(42)	0	0
Jeff Ullyot	48,700	(43)	*	40,000	(43)	8,700	*
VMS Capital Opportunity Fund, L.P.	20,000	(44)	*	20,000	(44)	0	0
Scott A. Young	60,000	(45)	*	60,000	(45)	0	0
Irwin L. Zalcberg	50,000	(46)	*	50,000	(46)	0	0
William C. Patridge	434,052		3.68%	434,052		0	0
William C. Patridge & Barbara Patridge, JT	65,948		*	65,948		0	0

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering(1)
	Number of Shares	Percent	Number of Shares Being Offered	Number of Shares	Percent
Simon Wiesenthal Center	50,000	*	50,000	0	0
Synagogue for the Performing Arts	50,000	*	50,000	0	0

*	Less than 1%
(1)	Assumes the selling securityholder sells all of the shares of common stock included in this prospectus.
(2)	Represents 50,000 shares of our common stock and 260,022 shares of our common stock issuable upon exercise of warrants, which includes 50,000 shares of our common stock and 150,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(3)	Represents 1,504,350 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of options and warrants, which includes 1,504,350 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(4)	Represents 50,000 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants.
(5)	Represents 75,000 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of warrants.
(6)	Represents 387,000 shares of our common stock and 65,000 shares of our common stock issuable upon exercise of options, which includes 387,000 shares of our common stock included in this prospectus.
(7)	Represents 50,000 shares of common stock and 422,186 shares of our common stock issuable upon exercise of warrants, which includes 50,000 shares of our common stock and 150,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(8)	Represents 128,871 shares of our common stock and 150,000 shares of our common stock issuable upon exercise of options. Dr. Manfred Mosk has voting and investment control over the securities owned by Technomedics Management & Systems, Inc.
(9)	Represents 87,400 shares of our common stock and 337,979 shares of our common stock issuable upon exercise of options and warrants, which includes 87,400 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants included in this prospectus
(10)	Represents 25,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants.
(11)	Represents 5,933,424 shares of our common stock issuable upon exercise of options.

(12)	Represents 51,111 shares of our common stock and 1,400,000 shares of our common stock issuable upon exercise of options.
(13)	Represents 200,000 shares of our common stock and 200,000 shares of our common stock issuable upon exercise of warrants, which includes 100,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(14)	Represents 125,000 shares of our common stock and 125,000 shares of our common stock issuable upon exercise of warrants, which includes 40,000 shares of our common stock and 40,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Mr. Bickerton holds 95,000 shares of our common stock and 95,000 shares of our common stock issuable upon exercise of warrants directly in his name.
(15)	Represents 100,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants.
(16)	Represents 20,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants.
(17)	Soren Christensen and Beth Christensen as joint tenants own 75,000 shares of our common stock included in this prospectus. Soren Christiansen also owns 60,000 shares of our common stock and 60,000 shares of our common stock issuable upon the exercise of warrants that are not included in this prospectus and that are included in the total holdings of Soren Christensen and Beth Christensen as joint tenants. Soren Christensen and Beth Christensen also own 75,000 shares of our common stock issuable upon the exercise of warrants that are included in this prospectus and are held in the name of NBCN, Inc., ITF Soren and Beth Christensen.
(18)	Represents 25,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants.
(19)	Represents 125,000 shares of our common stock and 125,000 shares of our common stock issuable upon exercise of warrants, which includes 100,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(20)	Represents 25,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants.
(21)	Represents 125,000 shares of our common stock and 125,000 shares of our common stock issuable upon exercise of warrants, which includes 100,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(22)	Represents 25,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants.
(23)	Represents 20,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants.

(24)	Represents 15,000 shares of our common stock and 15,000 shares of our common stock issuable upon exercise of warrants.
(25)	Represents 12,000 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants, which includes 10,000 shares of common stock and 10,000 shares of our common stock upon exercise of warrants included in this prospectus.
(26)	Represents 60,000 shares of our common stock and 60,000 shares of common stock issuable upon exercise of warrants, which includes 30,000 shares of our common stock and 30,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(27)	Represents 20,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants.
(28)	Represents 35,000 shares of our common stock and 35,000 shares of our common stock issuable upon exercise of warrants which includes 20,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(29)	Represents 50,000 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants.
(30)	Represents 20,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants.
(31)	Represents 25,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants.
(32)	Represents 10,000 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants.
(33)	Represents 10,000 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants.
(34)	Represents 12,500 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants, which includes 10,000 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants, included in this prospectus.
(35)	Represents 25,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 10,000 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants, included in this prospectus.
(36)	Represents 25,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants.
(37)	Represents 100,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants.

(38)	Represents 100,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants.
(39)	Represents 110,000 shares of our common stock and 110,000 shares of our common stock issuable upon exercise of warrants, which includes 40,000 shares of our common stock and 40,000 shares of our common stock issuable upon exercise of warrants, included in this prospectus.
(40)	Represents 10,000 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants.
(41)	Represents 20,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants.
(42)	Represents 100,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants.
(43)	Represents 28,700 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants, which includes 20,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(44)	Represents 10,000 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants.
(45)	Represents 30,000 shares of our common stock and 30,000 shares of our common stock issuable upon exercise of warrants.
(46)	Represents 25,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

Relationships with Selling Securityholders

None of the selling securityholders have had any position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years, other than as set forth below.

In November 2006, we licensed our cellular-based therapy technology from Cedars-Sinai Medical Center for consideration that included our issuance of 694,000 shares of our common stock to that institution. Dr. Daniel Farkas was a co-founder of our predecessor company (Spectral Molecular Imaging, Inc.) and served as our Chairman of the Board until September 2006. Sanford J. Hillsberg was a co-founder and director and Secretary of our predecessor company and serves as a director and Secretary of our company. Dr. Manfred Mosk was a co-founder, Interim President and director of our predecessor company from which positions he voluntarily resigned in April 2005 and November 2005, respectively, and became our Non-Executive Chairman of the Board in November 2006. He voluntarily resigned from this position in January 2007, but continues as a director of our company. Dr. Mosk is the controlling shareholder of Technomedics Management & Systems, Inc., which was retained in July 2006 as our consultant in connection with identifying and assisting us to complete our acquisition of the cellular-based therapy technology license from Cedars-Sinai.

Jacqueline Brandwynne is a director of our company. Dr. Rudolph Nisi was a director of our predecessor company and serves as a director of our company. Troy & Gould Professional Corporation served as counsel to our predecessor company and serves as counsel to our company; and Sanford J. Hillsberg is a member of, and David Wohlberg is of counsel to, that law firm. David Wohlberg served as the President and Chief Operating Officer and a director of our predecessor company and serves as the President and Chief Operating Officer of, and until November 2006 served as a director of, our company.

Dr. John Yu received options in November 2006 to purchase 5,933,424 shares of our common stock in consideration for his relinquishing his royalty interest in the technology that we licensed from Cedars-Sinai and his agreeing to serve as our Chief Scientific Officer, and he became a director and Chief Scientific Officer of our company in November 2006. Dr. Keith Black received options in January 2007 to purchase 1,500,000 shares of our common stock in consideration for his agreeing to serve as Chairman of our Scientific Advisory Board, and he has served in that capacity since January 2007. Prior to our merger with Spectral Molecular Imaging, Inc., William Patridge was our Chairman of the Board, President and majority shareholder.

PLAN OF DISTRIBUTION

Each selling securityholder of the common stock included in this prospectus and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of the common stock short after the effective date of the registration statement of which this prospectus is a part and may deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares included in this prospectus. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

We have agreed to use our commercially reasonable best efforts to cause the registration statement of which this prospectus is a part to become and remain effective until the earlier of (i) the first anniversary following the date the registration statement is declared effective, or (ii) all of the shares of our common stock included in the registration statement have been sold. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale. In addition, upon our company being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock included in this prospectus, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Manfred Mosk is a greater than 10% beneficial owner of our common stock. In July 2006, we entered into an agreement with Technomedics, of which Dr. Mosk is the controlling shareholder, pursuant to which that company was retained as our consultant in connection with identifying and assisting us to complete our acquisition of the cellular-based therapy technology license from Cedars-Sinai. We agreed to pay Technomedics a total of $80,000 in four equal monthly installments for these services subsequent to the completion of the transaction, and $20,000 of this fee was paid in 2006. At the time we retained Technomedics and the services were performed, Dr. Mosk was not an officer or director of our company. In November 2006, we entered into an agreement with Technomedics pursuant to which Dr. Mosk agreed to serve as our Non-Executive Chairman of the Board on a part-time basis for a one-year term. Under this agreement, we granted Technomedics options with a seven-year term to purchase a total of 300,000 shares of our common stock at an exercise price of $1.00 per share, with the option fully vested upon grant as to 150,000 shares and the option for the balance of the shares to vest in four equal quarterly installments following the date of grant. Dr. Mosk voluntarily resigned as Non-Executive Chairman of the Board in January 2007 but remains a director. The balance of Technomedics’ 150,000 unvested shares from the November 2006 option grant were cancelled as a result of Dr. Mosk’s voluntary resignation. Dr. Mosk did not receive an option to purchase 50,000 shares that was granted to our other directors.

Sanford J. Hillsberg is our corporate Secretary and one of our directors and a greater than 10% beneficial owner of our common stock. He is a member of Troy & Gould Professional Corporation, which has been our corporate law firm since January 2006 and was the corporate law firm for our predecessor company. David Wohlberg, our President and Chief Operating Officer, also is of counsel to that law firm but does not provide legal services to our company through Troy & Gould Professional Corporation or otherwise. Troy & Gould Professional Corporation, beneficially owns 266,593 shares of our common stock. During 2006 and 2005, we paid Troy & Gould $153,653 and $2,647 and 73,093 shares of our common stock, respectively, for legal services. Mr. Hillsberg was not paid for the services he rendered as our corporate Secretary.

On September 11, 2006, we entered into an agreement covering the sale of all of the outstanding capital stock of our wholly-owned subsidiary, Spectral Molecular Imaging, Inc. to Dr. Daniel L. Farkas and concurrently completed this transaction on the same date. Dr. Farkas was at that time our Chairman of the Board and a greater than 10% beneficial owner of our common stock. Spectral Molecular Imaging owns certain spectral imaging technology and certain equipment originally acquired by it for $40,000.

Dr. Farkas paid for the Spectral Molecular Imaging shares by delivering to us 1,904,300 shares of our common stock for cancellation. We paid Dr. Farkas $25,000 in cash as part of the transaction and an additional $7,500 in cash when Carnegie Mellon University delivered to us for cancellation 154,800 shares of our common stock without payment by us of any consideration for these shares. Under our agreement with Dr. Farkas, he purchased 125,000 shares of our common stock from Dr. Manfred Mosk and 125,000 shares of our common stock from Sanford Hillsberg for a total of $7,500. The purchase price for the Spectral Molecular Imaging shares was established by negotiation between Dr. Farkas and us. In establishing this price, we took into account the early stage of development of Spectral Molecular Imaging’s technology, the substantial time and expenditures that would be required to advance development of Spectral Molecular Imaging’s technology (and the risks attendant thereto) and the assumption of all of the development responsibilities and liabilities of Spectral Molecular Imaging by Dr. Farkas under our agreement with him following the closing.

DESCRIPTION OF SECURITIES

We are presently authorized to issue 74,000,000 shares of $.0001 par value common stock and 1,000,000 shares of $0.0001 par value preferred stock. As of May 21, 2007, we had 11,782,493 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 2,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on our Board of Directors. For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 4,000,000 shares or at least 5,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on our Board of Directors.

Preferred Stock

Under our articles of incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Shares Eligible For Future Sale

As of May 21, 2007, we had 11,782,493 shares of common stock outstanding. That number does not include (i) the 9,293,424 shares that are included in this prospectus that may be issued upon the exercise of warrants or options; or (ii) the 780,660 shares that are reserved for issuance under outstanding options that may be issued upon exercise of options granted under our 2006 Equity Incentive Plan that are not included in this prospectus.

Freely Tradeable Shares After Offering. Upon the sale of the 7,915,704 currently outstanding shares covered by this prospectus, and the exercise and sale of the 9,293,424 warrant shares and option shares included in this prospectus, all of these 17,209,128 shares will be freely tradable without restriction or limitation under the Securities Act. On May 1, 2007, we filed with the SEC a registration statement covering 1,000,000 shares of our common stock and an additional 1,666,668 shares of our common stock issuable upon the exercise of warrants. We plan to file another registration statement in June 2007 covering 1,023,435 shares of our common stock and an additional 1,258,247 shares of our common stock issuable upon the exercise of warrants sold in a private placement in April 2007 and the additional 1,508,168 shares of our common stock and 1,677,668 shares of our common stock issuable upon the exercise of warrants that we sold in that private placement in May 2007. The shares covered by those two registration statements will be freely tradable in the public market once the registration statements become effective.

Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one year, including persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares (approximately 117,825 shares if the currently outstanding warrants and options are not exercised, or approximately 262,742 shares if all currently exercisable options and warrants are exercised) or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any volume limitations under Rule 144.

As of May 15, 2007, approximately 6,655,717 of our outstanding shares of common stock were eligible for public resale under Rule 144, with 775,000 of those shares eligible to use Rule 144(k). The sale, or availability for sale, of substantial amounts of common stock could, in the future, adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning the company.

Form S-8 Registration of Option Shares. We intend to file a registration statement on Form S-8 covering the shares of common stock that have been issued or reserved for issuance under our 2006 Equity Incentive Plan, which would permit the resale of such shares in the public marketplace.

Transfer Agent

Our transfer agent currently is U.S. Stock Transfer Corporation.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES

ACT LIABILITIES

Our Certificate of Incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our Bylaws and Certificate of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of the company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of the company and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under our Bylaws and Certificate of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws and Certificate of Incorporation.

In the agreements that we entered into with David Wohlberg (our President and Chief Operating Officer) and C. Kirk Peacock (our Chief Financial Officer), we agreed to indemnify each of these officers for all claims arising out of performance of his duties, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct. We also agreed to indemnify Dr. Mosk for all claims arising out of his performance of his duties as our former Non-Executive Chairman, other than those arising out of Dr. Mosk’s willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus. Sanford J. Hillsberg, one of our directors and the beneficial owner of 1,579,350 shares and options and warrants to acquire shares of our common stock (of which 1,514,350 shares are included in this prospectus), is a member of Troy & Gould Professional Corporation, and David J. Wohlberg, our President and Chief Operating Officer and the beneficial owner of 425,379 shares and options and warrants to acquire shares of our common stock (of which 97,400 shares are included in this prospectus), is of counsel to Troy & Gould Professional Corporation. Troy & Gould Professional Corporation and certain of its other employees beneficially own in the aggregate 316,593 shares and warrants to acquire shares of our common stock, all of which shares are included in this prospectus. The beneficial ownership of our shares described above includes all options and warrants that may be exercised within 60 days from the date of this prospectus.

EXPERTS

Our financial statements as of December 31, 2006 and December 31, 2005 and for the years ended December 31, 2006 and December 31, 2005 and for the periods from inception (February 25, 2004) through December 31, 2004 and December 31, 2006 included in this prospectus have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the reports of Stonefield Josephson, Inc. given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by ImmunoCellular Therapeutics, Ltd. can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements, information statements and other information concerning ImmunoCellular Therapeutics, Ltd. This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the SEC under the Securities Act and to which reference is made.

GLOSSARY OF TERMS

Antibody:	any of a large body of proteins normally present in the body or produced in response to an antigen that it neutralizes, thus producing an immune response.

Antigen:	any substance that when introduced into the body can stimulate the production of antibodies and combine specifically with them.

Cellular differentiation:	the process by which a cell becomes specialized in order to perform a specific function.

Cytokine:	any of a class of immunoregulatory proteins (such as interleukin, tumor necrosis factor, and interferon) that are released by cells of the immune system and act as intercellular mediators in the generation of an immune response. Also called chemokine.

Dendritic cell:	a highly specialized white blood cell found in the skin, mucosa and lymphoid tissues that initiates a primary immune response by activating lymphocytes and secreting cytokines.

DNA:	a nucleic acid that carries the genetic information in the cell and is capable of self-replication and synthesis of RNA, which determines protein synthesis and the transmission of genetic information.

Immunogenic:	capable of inducing an immune response.

Lymphocyte:	any of various white blood cells, including B cells and T cells, that function in the body’s immune system by recognizing and deactivating antigens. B cells act by stimulating the production of antibodies. T cells contain receptors on their cell surfaces that are capable of recognizing and binding to specific antigens. Lymphocytes are found in the lymph nodes and spleen and circulate continuously in the blood and lymph.

Lysate:	the cellular debris and fluid produced by the disintegration of a cell resulting from the destruction of its membrane by a chemical substance, especially an antibody or enzyme.

Stem cell:	an unspecified cell that upon division replaces its own numbers and also gives rise to cells that differentiate further into one or more specialized cell type.

T cell:	any of several closely related lymphocytes, developed in the thymus, which circulate in the blood and lymph and orchestrate the immune system’s response to infected or malignant cells.

ImmunoCellular Therapeutics, Ltd.

(a Development Stage Company)

Report of Independent Registered Public Accounting Firm

Board of Directors

ImmunoCellular Therapeutics, Ltd.

Los Angeles, California

We have audited the accompanying balance sheets of ImmunoCellular Therapeutics, Ltd. (a development stage company) as of December 31, 2006 and 2005 and the related statements of operations, shareholders equity (deficit) and cash flows for the years ended December 31, 2006 and 2005 and period from inception of operations (February 25, 2004) to December 31, 2004 and for the period from inception of operations (February 25, 2004) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ImmunoCellular Therapeutics, Ltd. as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 and period from inception of operations (February 25, 2004) to December 31, 2004 and for the period from inception of operations (February 25, 2004) to December 31, 2006 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the financial statements, the Company has suffered recurring losses from operations, has a deficit accumulated during the development stage of $5,410,458 and has been dependent on outside equity to finance operations, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payments.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

March 28, 2007

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Balance Sheets

	December 31, 2005	December 31, 2006
Assets
Current assets:
Cash	$30,538	$82,567
Cash equivalents	—	977,774
Restricted Cash	1,325,000	—
Other assets	1,200	9,399

Total current assets	1,356,738	1,069,740

Property and equipment, net	40,000	—
Other assets	2,500	100

Total assets	$1,399,238	$1,069,840

Liability and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,142	$75,200
Subscription payable	1,325,000	—
Accrued liabilities	38,834	27,578

Total current liabilities	1,378,976	102,778

Warrant derivatives	—	777,400

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, $0.0001 par value; 25,000,000 shares authorized; 7,146,600 shares and 8,199,779 shares issued and outstanding as of December 31, 2005 and 2006, respectively	7,147	8,200
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 0 shares outstanding as of December 31, 2005 and 2006, respectively	0	—
Additional paid in capital	270,860	5,591,920
Deficit accumulated during the development stage	(257,745)	(5,410,458)

Total shareholders’ equity	20,262	189,662

Total liabilities and shareholders’ equity	$1,399,238	$1,069,840

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Statements of Operations

	February 25, 2004 (Inception) to December 31, 2004	For the Year Ended December 31, 2005	For the Year Ended December 31, 2006	February 25, 2004 (Inception) to December 31, 2006
Revenues	$—	$—	$—	$—

Expenses:
Research and development	5,522	152,760	772,200	930,482
Merger costs	—	39,118	34,859	73,977
Stock based compensation	—	—	4,103,645	4,103,645
General and administrative	6,219	54,126	459,263	519,608

Total expenses	11,741	246,004	5,369,967	5,627,712

Loss before other income and income taxes	(11,741)	(246,004)	(5,369,967)	(5,627,712)

Other income:
Interest income	—	—	30,054	30,054
Change in fair value of warrant liability	—	—	187,200	187,200

	—	—	217,254	217,254
Loss before income taxes	(11,741)	(246,004)	(5,152,713)	(5,410,458)

Income taxes	—	—	—	—

Net loss	$(11,741)	$(246,004)	$(5,152,713)	$(5,410,458)

Weighted average number of shares:
Basic and diluted	6,450,000	6,867,620	8,733,072	7,369,822

Earnings (loss) per share:
Basic and diluted	$(0.00)	$(0.04)	$(0.50)	$(0.73)

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Statements of Shareholders’ Equity (Deficit)

	Common Stock		Additional Paid – In Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Initial capitalization at $0.00002 per share	6,256,500	$97	$—	$—	$97
Common stock issued for cash during 2004 at $0.00078 per share	193,500	150	—	—	150
Net loss	—	—	—	(11,741)	(11,741)

Balance at December 31, 2004	6,450,000	247	—	(11,741)	(11,494)
Common stock issued for cash during 2005 at $0.19 per share	387,000	6,590	68,410	—	75,000
Common stock issued for cash during 2005 at $0.32 per share	154,800	155	49,845	—	50,000
Common stock issued for research and development during 2005 at $0.99 per share	154,800	155	152,605	—	152,760
Net loss	—	—	—	(246,004)	(246,004)

Balance at December 31, 2005	7,146,600	7,147	270,860	(257,745)	20,262
Common stock issued for services during 2006 at $0.50 per share	73,093	73	36,473	—	36,546
Common stock issued for cash during 2006 in private placements at $1.00 per share, net of redemptions	1,510,000	1,510	547,890	—	549,400
Common stock issued for research and development during 2006 at $1.00 per share	694,000	694	693,306	—	694,000
Shares issued in connection with reverse merger	825,124	825	(825)	—	—
Shares cancelled in connection with the sale of OMI	(2,059,100)	(2,059)	(62,941)	—	(65,000)
Exercise of stock options	10,062	10	3,512	—	3,522
Stock based compensation (options)	—	—	4,103,645	—	4,103,645
Net loss	—	—	—	(5,152,713)	(5,152,713)

Balance at December 31, 2006	8,199,779	$8,200	$5,591,920	$(5,410,458)	$189,662

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Statements of Cash Flows

	February 25, 2004 (Inception) to December 31, 2004	For the Year Ended December 31, 2005	For the Year Ended December 31, 2006	February 25, 2004 (Inception) to December 31, 2006
Cash flows from operating activities:

Net loss	$(11,741)	$(246,004)	$(5,152,713)	$(5,410,458)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	—	—	—
Change in fair value of warrant liability	—	—	(187,200)	(187,200)
Sale of OMI	—	—	(65,000)	(65,000)
Stock based compensation	—	—	4,103,645	4,103,645
Common stock issued for services	—	—	36,546	36,546
Common stock issued for research and development	—	152,760	694,000	846,760
Changes in assets and liabilities:
Other assets	—	(3,700)	(5,799)	(9,499)
Accounts payable	—	15,142	60,058	75,200
Accrued liabilities	11,741	27,093	(11,256)	27,578

Net cash used in operating activities	—	(54,709)	(527,719)	(582,428)

Cash flows from investing activities—
Purchase of property and equipment	—	(40,000)	—	(40,000)

Cash flows from financing activities:
Advances from shareholders	101	(101)	—	—
Exercise of stock options	—	—	3,522	3,522
Proceeds from issuance of common stock under private placement	—	—	1,554,000	1,554,000
Proceeds from issuance of common stock	—	125,247	—	125,247

Net cash provided by financing activities	101	125,146	1,557,522	1,682,769

Increase in cash and cash equivalents	101	30,437	1,029,803	30,538
Cash and cash equivalents at beginning of period	—	101	30,538	—

Cash and cash equivalents at end of period	$101	$30,538	$1,060,341	$1,060,341

Supplemental cash flows disclosures:
Interest expense paid	$—	$—	$—	$—

Income taxes paid	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements

For the Period From February 25, 2004 (Date of Inception) to December 31, 2006

1. Nature of Organization and Development Stage Operations

In January 2006, Spectral Molecular Imaging, Inc., a Nevada corporation (“SMI”) that was incorporated and commenced operations on February 25, 2004, merged with Patco Industries, Ltd., which had no operations, assets or liabilities at the time of the merger. For accounting purposes, the financial statements of Patco Industries, Ltd. (now known as ImmunoCellular Therapeutics, Ltd.) reflect the operations of SMI (the “Company”).

In May 2006, the Company decided to suspend its research and development activities on its spectral imaging technology, and on September 11, 2006, the Company sold all of the outstanding capital stock of SMI to Dr. Daniel Farkas, a co-founder of SMI and inventor of this technology. In November 2006, the Company acquired from Cedars-Sinai Medical Center (“Cedars-Sinai”) an exclusive, worldwide license for a cancer vaccine therapy technology that the Company will be developing.

Going Concern

To date, the Company has relied primarily upon selling equity securities to generate the funds needed to finance its operations. Currently, the Company does not have sufficient cash on hand to sustain operations and is seeking to obtain additional capital from investors. As of December 31, 2006, current assets exceed current liabilities by $966,962. Unless the Company raises significant amounts of cash in the near future, the Company will not be able to continue as a going concern. Subsequent to December 31, 2006, the Company raised $1,200,000 (before offering expenses) in a private placement (Note 8).

Reorganization

On January 31, 2006, the Company completed a merger under an Agreement and Plan of Reorganization (the “Agreement”) dated as of May 5, 2005 with Patco Industries, Ltd., a Delaware corporation (“Patco”), pursuant to which, on the terms and subject to the conditions of the Agreement, Patco agreed to acquire the Company as a wholly-owned subsidiary. The acquisition was accomplished through the merger (the “Merger”) of a newly formed subsidiary of Patco with and into the Company, with the Company as the surviving corporation and with Patco issuing shares of Patco common stock to the stockholders of the Company. Pursuant to the Agreement, Patco effected a reverse stock split of approximately .00434 for one of the outstanding shares of Patco common stock so that Patco had approximately 825,000 shares of Patco common stock issued and outstanding immediately prior to the Merger.

Each share of the Company’s common stock issued and outstanding immediately prior to the Merger was converted into one share of Patco common stock and each outstanding option or warrant to purchase the Company’s common stock, whether or not then exercisable, was converted into an option or warrant to purchase one share of Patco common stock at a price equal to the exercise price in effect immediately prior to the Merger.

Stock Split

All common stock share numbers and per share information for the Company have been restated to reflect the 6,450-for-1 stock split which took place in January 2006 in connection with the Company’s private placement (Note 6).

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents – The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. The Company had $977,774 of cash equivalents, consisting of certificates of deposit with an original maturity of 90 days or less, at December 31, 2006. The Company had no cash equivalents at December 31, 2005.

Restricted Cash and Offsetting Liability – As of December 31, 2005, the Company had received cash in connection with its private placement (Note 6), which was fully refundable until the private placement closed. Accordingly, the Company classified the cash received as Restricted Cash and Subscription Payable in the accompanying balance sheet as of December 31, 2005. The Company had zero and $1,325,000 restricted cash at December 31, 2006 and December 31, 2005, respectively.

Property and Equipment - Property and equipment are stated at cost and depreciated using the straight-line methods based on the estimated useful lives (generally three to five years) of the related assets. Management continuously monitors and evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount.

Research and Development Costs - Research and development expenses consist of costs incurred for direct research and are expensed as incurred.

Stock Based Compensation — In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123R, Share Based Payment: An Amendment of FASB Statements No. 123 and 95 (SFAS 123R). This statement requires that the cost resulting for all share-based payment transactions be recognized in the Company’s consolidated financial statements. In addition, in March 2005 the SEC released SEC Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). SAB 107 provides the SEC’s staff’s position regarding the application of SFAS 123R and certain SEC rules and regulations, and also provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure of fair value recognition, as prescribed under SFAS 123, is no longer an alternative.

In the first quarter of 2006, the Company adopted the fair value recognition provisions of SFAS 123R utilizing the modified-prospective-transition method, as prescribed by SFAS 123R. Under this transition method, compensation cost recognized during the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123, and (b) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Under the modified-prospective-transition method, results for the prior periods have not been restated.

The following table illustrates the pro forma effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	February 25, 2004 (Inception) to December 31, 2004	Year Ended December 31, 2005	February 25, 2004 (Inception) to December 31, 2005
Net loss as reported	$(11,741)	$(246,006)	$(257,745)
Deduct: Total employee stock-based compensation expense determined under the fair value method	—	23,405	23,405

Pro forma net loss	$(11,741)	$(269,411)	$(281,150)

Fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	Year Ended December 31, 2005	Year Ended December 31, 2006
Risk-free interest rate	3.625%	3.65%
Expected dividend yield	None	None
Expected life	3.0 years	3.0 years
Expected volatility	100.0%	100.0%

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. We have not declared or paid any dividends and do not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on market prices of traded options for comparable entities within our industry.

The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Fair Value of Financial Instruments - The carrying amounts reported in the balance sheets for cash and accounts payable approximate their fair values.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

Basic and Diluted Loss per Common Share – Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled 328,887 shares and 8,624,084 shares at December 31, 2005 and December 31, 2006, respectively.

Recently Issued Accounting Standards - In July 2006, the FASB issued FASB Interpretation Number, or FIN, 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, or FIN 48, which clarifies the accounting for uncertainty in tax positions. This interpretation will require that we recognize the effect of a tax position in our financial statements, if there is a greater likelihood than not of the position being sustained upon audit, based on the technical merits of the position. The provisions of FIN 48 are effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. We are currently evaluating the impact of implementation on our consolidated financial statements, however we do not believe that the adoption of FIN 48 will have a material impact on our results of operations and financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157, which provides guidance on how to measure assets and liabilities that use fair value. This statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. SFAS 157 is effective for fiscal years beginning after November 2007, and will be adopted by us beginning January 1, 2008. We are currently evaluating the potential impact this statement may have on our financial statements, but do not believe the impact of adoption will be material.

In September 2006, the SEC staff issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB 108. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. SAB 108 is effective for fiscal years ending after November 15, 2006. We will initially apply the provisions of SAB 108 in connection with the preparation of our annual financial statements for the year ending December 31, 2006. The adoption of SAB 108 did not have a material impact on our results of operations and financial position.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, or SFAS 158. This Statement requires companies to recognize in their statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status and to measure a plan’s assets and its obligations that determine its funded status as of the end of the company’s fiscal year. Additionally, SFAS 158 requires companies to recognize changes in the funded status of a defined benefit postretirement plan in the year that the changes occur and those changes will be reported in comprehensive income. The provisions of SFAS 158 are effective as of the end of fiscal year 2006 and the adoption of SFAS 158 did not have a material impact on our results of operations and financial position.

In December 2006, the FASB issued FASB Staff Position, or FSP, EITF 00-19-2, Accounting for Registration Payment Arrangements. FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS 5, Accounting for Contingencies and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. FSP EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006. We are currently evaluating the requirements of FSP EITF 00-19-2 and have not yet determined the impact on the financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, or SFAS 159. The Statement permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements in order to facilitate comparisons between entities choosing different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect existing accounting requirements for certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the requirements of SFAS 159 and have not yet determined the impact on the financial statements.

Reclassifications – Certain prior year items have been reclassified to conform to current year presentation.

3. Property and Equipment

	December 31, 2005	December 31, 2006
Research equipment	$40,000	$—
Computer and office equipment	—	—

	40,000	—
Less: accumulated depreciation	(—)	(—)

Property and equipment, net	$40,000	$—

As of December 31, 2005 and 2006, no equipment had been placed into service. On September 11, 2006, the Company sold all of the outstanding capital stock of SMI, which owned all of the research equipment that had been previously acquired by SMI for $40,000 from a third party. Depreciation expense was zero for the period from February 25, 2004 (date of inception) to December 31, 2006.

4. Related-Party Transactions

Cedars-Sinai Medical Center License Agreement

In November 2006, the Company entered into a license agreement with Cedars-Sinai Medical Center (“Cedars-Sinai”) under which the Company acquired an exclusive, worldwide license to its technology for use as cellular therapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications, and the term of the license will be until the last to expire of any patents that are issued covering this technology.

As an upfront licensing fee, the Company issued Cedars-Sinai 694,000 shares of its common stock and paid Cedars-Sinai $62,000. Additional specified milestone payments will be required to be paid to Cedars-Sinai when the Company initiates patient enrollment in its first Phase III clinical trial and when it receives FDA marketing approval for its first product.

The Company has agreed to pay Cedars-Sinai specified percentages of all of its sublicensing income and gross revenues from sales of products based on the licensed technology, subject to a reduction if it must make any payments to any third party whose proprietary rights would be infringed by sale of the products. To maintain its rights to the licensed technology, the Company must meet certain development and funding milestones.

Technomedics Management & Systems Agreement

In July 2006, the Company retained Technomedics Management & Systems, Inc. (“Technomedics”) to assist it in identifying and acquiring new technologies and agreed to pay Technomedics a total of $80,000 in four equal monthly installments commencing upon the closing of the Cedars-Sinai licensing transaction. Dr. Manfred Mosk, the controlling shareholder of Technomedics, was not an officer or director of the Company at the time it retained Technomedics and the services were performed. He voluntarily resigned as interim part-time president in April 2005 and as a director in November 2005 of the predecessor company, and rejoined the Board of the Company in November 2006. He was a greater than 5% shareholder of the Company at the time it retained Technomedics.

The Company and Technomedics entered into an Agreement, dated as of November 17, 2006, pursuant to which Dr. Mosk agreed to serve as the Company’s Non-Executive Chairman of the Board on a part-time basis for a one-year term. Dr. Mosk was permitted to step down upon 30 days written notice to the Company. Pursuant to the terms of this Agreement, Technomedics was granted options with a seven-year term to purchase a total of 300,000 shares of common stock at an exercise price of $1.00 per share, with the option fully vested upon grant as to 150,000 shares and the option for the balance of the shares to vest in four equal quarterly installments following the date of grant. His fully vested options will be exercisable during their term for up to two years following his ceasing to serve as a director. Dr. Mosk voluntarily resigned as Non Executive Chairman of the Board in January 2007 but remains a director. The balance of Technomedics’ 150,000 unvested shares from the November 2006 option grant were cancelled as a result of Dr. Mosk’s voluntary resignation. Dr. Mosk did not receive a further grant of options covering 50,000 shares of common stock that were granted to certain other directors during the fourth quarter of 2006 for their future service as directors.

CDI Agreement

In November 2004, the Company entered into an assignment and license agreement (the “CDI Agreement”) with ChromoDynamics, Inc. (“CDI”), Dr. Daniel Farkas, who was at that time the Chairman, Chief Scientist, and a principal shareholder of SMI, and certain other individuals. Under this agreement Dr. Farkas and the other individuals assigned an invention in the spectral imaging field to the Company and CDI granted an exclusive worldwide sublicense to SMI of rights under United States Patents Nos. 5,796,512 issued in 1998 to Carnegie Mellon University to use the optical imaging technology covered by such patents for medical imaging clinical applications. In September 2005, the Company reached an agreement with Carnegie Mellon University to receive a direct license of the technology from that institution in lieu of the sublicense from CDI. Under the CDI Agreement, the Company was obligated to pay Dr. Farkas and the other individuals a royalty based on the Company’s sales of products incorporating their technology.

In April 2005, the Company purchased from CDI $40,000 of research equipment. In September 2006 in connection with the sale of OMI, the Company sold the research equipment purchased from CDI.

Legal Costs

At December 31, 2005 and 2006, the Company was indebted to a shareholder for legal services for $38,834 and $27,578, respectively, which are included in accrued expenses on the accompanying balance sheets.

Legal services provided by a shareholder for the period from February 25, 2004 (date of inception) to December 31, 2006 was approximately $227,000.

Rent

From February 25, 2004 (date of inception) to December 31, 2006, the Company used on a rent-free basis office space of a shareholder. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein.

5. Commitments and Contingencies:

Operating Lease

The Company currently is utilizing a portion of the office space of a related party at no cost and without a lease agreement so that either party may terminate this arrangement at any time. Total rent expense was zero for the periods from February 25, 2004 (date of inception) to December 31, 2006.

Executive Compensation and Employment Agreements

On November 17, 2006, Dr. Yu and the Company entered into a definitive Agreement, dated as of November 17, 2006, and a related Securities Purchase Agreement, dated as of November 17, 2006, Non-qualified Stock Option Agreement, dated as of November 17, 2006 and Registration Rights Agreement, dated as of November 17, 2006. Under the Agreement, Dr. Yu agreed to serve as our Chief Scientific Officer for an initial one-year term on a part-time basis and will not receive any compensation for these services except the grant of the stock option described below. Under the terms of the Agreement and the Non-Qualified Stock Option Agreement, the Company granted Dr. Yu (i) an option to purchase 150,000 shares of its common stock in consideration for his relinquishment of his royalty interest in the cellular-based therapy technology and (ii) an option to purchase 5,783,424 shares of its common stock in consideration of his agreeing to serve as its Chief Scientific Officer for a one-year term. Both options have an exercise price of $1.00 per share, a term of ten years and were fully vested upon grant.

For so long as Dr. Yu owns Company shares or fully vested immediately exercisable options to purchase Company shares totaling at least 2,000,000 shares, the Company has agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on its Board of Directors. For so long as Dr. Yu owns Company shares or fully vested immediately exercisable options to purchase Company shares totaling at least 4,000,000 shares or at least 5,000,000 shares, the Company has agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on its Board of Directors.

Effective as of October 30, 2006, the Company entered into a new agreement with David Wohlberg under which Mr. Wohlberg agreed to continue to serve as President and Chief Operating Officer for a one-year term, subject to earlier termination by the Company or Mr. Wohlberg on 30 days notice. Mr. Wohlberg will provide his services to the Company on a part-time basis, spending a majority of his business time on Company affairs. Under the agreement with Mr. Wohlberg, Mr. Wohlberg was retroactively paid $2,000 per month for his prior services as President and Chief Operating Officer from April 22, 2006 through October 29, 2006 and was granted a fully vested option to purchase 90,000 shares of common stock for these prior services. Mr. Wohlberg received a salary of $2,000 per month from October 30, 2006 through the date the Company entered into a definitive License Agreement with Cedars-Sinai and $2,500 per month thereafter, and he was granted an option to purchase 95,000 shares of common stock, which will vest quarterly over a one-year period, with one-half of his remaining unvested shares becoming vested if the Company terminates him without cause.

Effective as of October 30, 2006, the Company entered into a new agreement with C. Kirk Peacock under which Mr. Peacock agreed to continue to serve as Chief Financial Officer for a one-year term, subject to earlier termination by the Company or Mr. Peacock on 30 days notice. Mr. Peacock will provide his services to the Company on a part-time basis. Under the agreement with Mr. Peacock, Mr. Peacock was retroactively paid $2,000 per month for his prior services as Chief Financial Officer from May 16, 2006 through October 29, 2006 and was granted a fully vested option to purchase 25,000 shares of the Company’s common stock for these prior services. Mr. Peacock received a salary of $2,000 per month from October 30, 2006 through the date of the Company’s entering into a definitive License Agreement with Cedars-Sinai and $2,500 per month thereafter, and he was granted an option to purchase 50,000 shares of common stock, which will vest quarterly over a one-year period, with one-half of his remaining unvested shares becoming vested if the Company terminates him without cause.

On October 30, 2006, the Company granted a fully vested option to purchase 40,000 shares of its common stock to each of Sanford J. Hillsberg (for his services as a director of the predecessor company and the Company from February 26, 2004 through October 30, 2006), Dr. Rudolph Nisi (for his services as a director of the predecessor company and the Company from April 21, 2005 through October 30, 2006) and David Wohlberg (for his services as a director of our predecessor company and the Company from April 21, 2005 through October 30, 2006). On October 30, 2006, the Company also granted an option to purchase 50,000 shares of common stock, vesting quarterly over a one-year period, to each of Mr. Hillsberg, Dr. Nisi and Mr. Wohlberg for their services as a director for the one-year period commencing October 30, 2006. The option granted to Mr. Wohlberg covering 50,000 shares of common stock for his services as a director for the one-year period commencing October 30, 2006 was cancelled upon his voluntary resignation as a director in November 2006. Each of the options granted to officers and directors described above has a term of seven years, has an exercise price of $1.00 per share and may be exercised within their term during the period the grantee provides services to the Company and for 24 months after the grantee ceases providing services for any reason other than termination by the Company for cause. The options previously granted to Mr. Wohlberg and Mr. Peacock under their prior agreements with the Company also were revised to provide for the same period of exercisability within their original respective terms.

6. Shareholders’ Equity (Deficit)

Equity Investments

In April 2005, three individuals purchased a total of 541,800 shares of the Company’s common stock for an aggregate purchase price of $125,000.

In September 2005, the Company issued 154,800 shares of the Company’s common stock in connection with a licensing agreement valued at $152,760. These shares were cancelled in November 2006 in connection with the Company’s sale to Dr. Daniel Farkas of all of the outstanding stock of its SMI subsidiary.

Private Placement

On January 30, 2006, the Company raised $1,400,000 (before offering expenses) from the sale of 1,400,000 of its units, each unit after the Company’s stock split consisting of one share of common stock and one warrant, to accredited investors in a private placement. The Company granted warrants to purchase 300,000 shares of its common stock for services rendered by two individuals who located investors to make investments in the private placement. During 2006, two investors elected to have their units repurchased by the Company, and the Company acquired the 40,000 shares of common stock and warrants to purchase an additional 40,000 shares of common stock included in their units for $36,000. In October and November 2006, the Company raised an additional $150,000 before offering expenses from the sale of additional units having the same terms as the units sold in January 2006.

Sale of SMI

On September 11, 2006, the Company sold all of the outstanding capital stock of its SMI subsidiary to Dr. Daniel Farkas, a co-founder of SMI, in exchange for $25,000 in cash and research equipment with a net book value of $40,000 and return of 1,904,300 shares of common stock of the Company held by Dr. Daniel Farkas. No gain or loss was recognized on this transaction.

Stock Options

In February 2005, the Company adopted an Equity Incentive Plan (“Plan”). Pursuant to the Plan, a committee appointed by the Board of Directors may grant, at its discretion, qualified or nonqualified stock options, stock appreciation rights and may grant or sell restricted stock to key individuals, including employees, nonemployee directors, consultants and advisors. Option prices for qualified incentive stock options (which may only be granted to employees) issued under the plan may not be less than 100% of the fair market value of the common stock on the date the option is granted (unless the option is granted to a person who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company; in which case the option price may not be less than 110% of the fair market value of the common stock on the date the option is granted). Option prices for nonqualified stock options issued under the plan are at the discretion of the committee and may be equal to, greater or less than fair market value of the common stock on the date the option is granted. The options vest over periods determined by the Board of Directors and are exercisable no later than ten years from date of grant (unless they are qualified incentive stock options granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company, in which case the options are exercisable no later than five years from date of grant.) As of December 31, 2006, the Company has reserved 1,500,000 shares of common stock for issuance under the plan and options to purchase 730,660 common shares have been granted under the stock option plan. In February 2005, the Company issued stock options totaling approximately 45,000 shares at an exercise price of $0.15 per share to certain of its Board members.

The following table summarizes stock option activity for the Company stock option plan during the years ended December 31, 2005 and 2006:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (Thousands)
Outstanding December 31, 2004	—	$—
Granted	328,887	$0.32
Exercised	—	$—
Forfeited or expired	—	$—
Outstanding December 31, 2005	328,887	$0.32	5.8	$—
Granted	530,000	$1.00
Exercised	(10,062)	$0.35
Forfeited or expired	(118,165)	$0.28
Outstanding December 31, 2006	730,660	$0.82	6.4	$524,985
Vested or expected to vest at December 31, 2006	435,660	$0.70	6.5	$365,685

A summary of the status of unvested employee stock options as of December 31, 2005 and 2006 and changes during the years then ended, is presented below:

	Options	Weighted Average Grant Date Fair Value Per Share
Unvested at December 31, 2004	—	$—
Granted	328,887	$0.32
Vested	(199,832)	$0.32
Forfeited	—	$—
Unvested at December 31, 2005	129,055	$0.34
Granted	530,000	$1.00
Vested	(345,237)	$0.79
Forfeited	(18,818)	$0.35

Unvested at December 31, 2006	295,000	$0.56

As of December 31, 2005 and 2006, the total unrecognized compensation cost related to unvested stock options amounted to $59,854 and $188,800, respectively, which will be amortized over the weighted-average remaining requisite service period of less than one year. During 2005 the Company recorded no stock based compensation under APB 25.

Warrant Derivatives

In connection with the Company’s January 2006 private placement, the Company issued a finders fee in the form of warrants to purchase 300,000 shares of the Company’s common stock at $0.15 per share. The shares of the Company’s common stock issuable upon exercise of any of the finders fee warrants will be registered but will be subject to a lock-up provision restricting the quantities and times at which such shares may be sold. The finders will be entitled under certain circumstances to additional compensation in the event investors who they introduce to the Company purchase units and subsequently make further investments in the Company.

In connection with the Company’s January 2006 private placement, the Company issued to the investors warrants to purchase 1,400,000 shares of the Company’s common stock at $2.50 per share and issued a finders fee in the form of warrants to purchase 300,000 shares of the Company’s common stock at $0.15 per share. Of the total proceeds from the January 2006 private placement, approximately $914,000 was initially allocated to the freestanding warrants associated with the units based upon the fair value of the warrants. The assumptions used in the Black Scholes model for determining the initial fair value of the warrants were as follows: (1) dividend yield of 0%; (2) expected volatility of 100%, (3) risk-free interest rate of 4.50%, and (4) expected life of 3 years. In accordance with FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” and EITF 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19,” the amounts allocated to the warrants represent a derivative liability that has been recorded in the accompanying balance sheet. The carrying value of each warrant derivative at December 31, 2006 was determined using the Black Scholes model.

7. Income Taxes

Deferred taxes represent the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Temporary differences result primarily from the recording of tax benefits of net operating loss carryforwards and start-up costs that will be amortized for tax purposes once the Company begins doing business as defined by the Internal Revenue Code.

As of December 31, 2006, the Company has an insufficient history to support the likelihood of ultimate realization of the benefit associated with the deferred tax asset. Accordingly, a valuation allowance has been established for the full amount of the net deferred tax asset.

Deferred taxes consisted of the following:

	December 31,	December 31,
	2005	2006
Net operating loss carryforwards	$103,100	$579,605
Stock based compensation	—	1,641,458
Less valuation allowance	(103,100)	(2,239,063)

Net deferred tax asset	$—	$—

At December 31, 2005 and December 31, 2006, the Company had approximately $103,100 and $579,605, respectively, of net operating loss carryforwards, subject to certain limitations. Such losses expire in 2024 through 2026 as of December 31, 2006. The utilization of the carryforwards is dependent upon the Company’s ability to generate sufficient taxable income during the carryforward period.

8. Subsequent Events

Private Placement

In February 2007, the Company raised $1,200,000 (before offering expenses) from the sale of 800,000 shares of common stock and warrants to purchase 1,333,334 shares of common stock at $2.50 per share, to an institutional investor in a private placement.

Scientific Advisory Board

In January 2007, the Company granted an option to purchase 1,500,000 shares of its common stock at an exercise price of $1.10 per share to the Chairman of the Company’s Scientific Advisory Board.

Director

In January 2007, the Company granted an option to purchase 50,000 shares of its common stock at exercise price of $1.15 per share to a member of the Board of Directors.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Balance Sheets

	December 31, 2006	March 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,060,341	$1,905,942
Restricted Cash	—	1,047,420
Other assets	9,399	58,850

Total current assets	1,069,740	3,012,212
Property and equipment, net	—	—
Other assets	100	100

Total assets	$1,069,840	$3,012,312

Liability and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$75,200	$20,570
Subscription payable	—	1,047,420
Accrued liabilities	27,578	74,885

Total current liabilities	102,778	1,142,875

Warrant derivatives	777,400	2,749,400

Commitments and contingencies	—	—

Shareholders’ equity (deficit):
Common stock, $0.0001 par value; 25,000,000 shares authorized; 8,199,779 shares and 8,999,779 shares issued and outstanding as of December 31, 2006 and March 31, 2007, respectively	8,200	9,000
Preferred stock $0.0001 par value, 1,000,000 shares authorized; 0 shares outstanding as of December 31, 2006 and March 31, 2007, respectively	—	—
Additional paid in capital	5,591,920	7,792,320
Deficit accumulated during the development stage	(5,410,458)	(8,681,283)

Total shareholders’ equity (deficit)	189,662	(879,963)

Total liabilities and shareholders’ equity	$1,069,840	$3,012,312

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Operations

(unaudited)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2007	February 25, 2004 (Inception) to March 31, 2007
Revenues	$—	$—	$—

Expenses:
Research and development	16,200	—	930,482
Merger costs	34,859	—	73,977
Stock based compensation	29,599	1,097,200	5,200,845
General and administrative	94,619	218,561	738,169

Total expenses	175,277	1,315,761	6,943,473

Loss before other income and income taxes	(175,277)	(1,315,761)	(6,943,473)

Other income/(expense):
Interest income	—	16,936	46,990
Change in fair value of warrant liability	—	(1,972,000)	(1,784,800)

	—	(1,955,064)	(1,737,810)
Loss before income taxes	(175,277)	(3,270,825)	$(8,681,283)
Income taxes	—	—	—

Net loss	$(175,277)	$(3,270,825)	$(8,681,283)

Weighted average number of shares:
Basic and diluted	8,648,910	8,739,105	7,503,347

Earnings (loss) per share:
Basic and diluted	$(0.02)	$(0.37)	$(1.16)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Shareholders’ Equity (Deficit)

	Common Stock		Additional Paid – In Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Initial capitalization at $0.00002 per share	6,256,500	$97	$—	$—	$97
Common stock issued for cash during 2004 at $0.00078 per share	193,500	150	—	—	150
Net loss	—	—	—	(11,741)	(11,741)

Balance at December 31, 2004	6,450,000	247	—	(11,741)	(11,494)
Common stock issued for cash during 2005 at $0.19 per share	387,000	6,590	68,410	—	75,000
Common stock issued for cash during 2005 at $0.32 per share	154,800	155	49,845	—	50,000
Common stock issued for research and development during 2005 at $0.99 per share	154,800	155	152,605	—	152,760
Net loss	—	—	—	(246,004)	(246,004)

Balance at December 31, 2005	7,146,600	7,147	270,860	(257,745)	20,262
Common stock issued for services during 2006 at $0.50 per share	73,093	73	36,473	—	36,546
Common stock issued for cash during 2006 in private placements at $1.00 per share, net of redemptions	1,510,000	1,510	547,890	—	549,400
Common stock issued for research and development during 2006 at $1.00 per share	694,000	694	693,306	—	694,000
Shares issued in connection with reverse merger	825,124	825	(825)	—	—
Shares cancelled in connection with the sale of OMI	(2,059,100)	(2,059)	(62,941)	—	(65,000)
Exercise of stock options	10,062	10	3,512	—	3,522
Stock based compensation (options)	—	—	4,103,645	—	4,103,645
Net loss	—	—	—	(5,152,713)	(5,152,713)

Balance at December 31, 2006	8,199,779	8,200	5,591,920	(5,410,458)	189,662
Common stock issued for cash during 2007 in private placement at $1.50 per share	800,000	800	1,103,200	—	1,104,000
Stock based compensation (options)	—	—	1,097,200	—	1,097,200
Net loss	—	—	—	(3,270,825)	(3,270,825)

Balance at March 31, 2007 (unaudited)	8,999,779	$9,000	$7,792,320	$(8,681,283)	$(879,963)

The accompanying notes are an integral part of these condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Cash Flows

(unaudited)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2007	February 25, 2004 (Inception) to March 31, 2007
Cash flows from operating activities:
Net loss	$(175,277)	$(3,270,825)	$(8,681,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	—	—
Change in fair value of warrant liability	—	1,972,000	1,784,800
Sale of OMI	—	—	(65,000)
Stock-based compensation	29,599	1,097,200	5,200,845
Common stock issued for services	36,547	—	36,546
Common stock issued for research and development	—	—	846,760
Changes in assets and liabilities:
Other assets	(41,790)	(49,451)	(58,950)
Accounts payable	10,521	(54,630)	20,570
Accrued liabilities	13,919	47,307	74,885

Net cash used in operating activities	(126,481)	(258,399)	(840,827)

Cash flows from investing activities—
Purchase of property and equipment	—	—	(40,000)

Cash flows from financing activities:
Exercise of stock options	—	—	3,522
Proceeds from issuance of common stock under private placements	1,400,000	1,104,000	2,658,000
Proceeds from issuance of common stock	—	—	125,247

Net cash provided by financing activities	1,400,000	1,104,000	2,786,769

(Decrease) increase in cash	1,273,519	845,601	1,905,942
Cash at beginning of period	30,538	1,060,341	—

Cash at end of period	$1,304,057	$1,905,942	$1,905,942

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Unaudited Condensed Financial Statements

1. Nature of Organization and Development Stage Operations

In January 2006, Spectral Molecular Imaging, Inc., a Nevada corporation (“SMI”) that was incorporated and commenced operations on February 25, 2004, merged with Patco Industries, Ltd., which had no operations, assets or liabilities at the time of the merger. For accounting purposes, the financial statements of Patco Industries, Ltd. (now known as ImmunoCellular Therapeutics, Ltd.) reflect the operations of SMI (the “Company”).

In May 2006, the Company decided to suspend its research and development activities on its spectral imaging technology, and on September 11, 2006, the Company sold all of the outstanding capital stock of SMI to Dr. Daniel Farkas, a co-founder of SMI and inventor of this technology. In November 2006, the Company acquired from Cedars-Sinai Medical Center (“Cedars-Sinai”) an exclusive, worldwide license for a cancer vaccine therapy technology that the Company will be developing.

Interim Results

The accompanying condensed financial statements at March 31, 2007 and for the three month periods ended March 31, 2006 and 2007 are unaudited, but include all adjustments, consisting of normal recurring entries, which the Company’s management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. Balance sheet amounts as of December 31, 2006 have been derived from our audited financial statements as of that date.

The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted pursuant to such rules and regulations. Certain prior year amounts have been reclassified to conform to the 2007 financial statement presentation. The financial statements should be read in conjunction with the Company’s audited financial statements in its Form 10-KSB for the year ended December 31, 2006. The Company’s operating results will fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents – The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. The Company had cash equivalents at March 31, 2007 and December 31, 2006 of $1,885,478 and $977,774, respectively.

Restricted Cash and Offsetting Liability – As of March 31, 2007, the Company had received cash in connection with a pending private placement (Note 4), which was fully refundable until the private placement closed. Accordingly, the Company classified the cash received as Restricted Cash and Subscription Payable in the accompanying balance sheet as of March 31, 2007. The Company had no restricted cash at December 31, 2006.

Property and Equipment - Property and equipment are stated at cost and depreciated using the straight-line methods based on the estimated useful lives (generally three to five years) of the related assets. Management continuously monitors and evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount.

Research and Development Costs - Research and development expenses consist of costs incurred for direct research and are expensed as incurred.

Stock Based Compensation – In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123R, Share Based Payment: An Amendment of FASB Statements No. 123 and 95 (SFAS 123R). This statement requires that the cost resulting for all share-based payment transactions be recognized in the Company’s condensed financial statements. In addition, in March 2005 the SEC released SEC Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). SAB 107 provides the SEC’s staff’s position regarding the application of SFAS 123R and certain SEC rules and regulations, and also provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure of fair value recognition, as prescribed under SFAS 123, is no longer an alternative.

In the first quarter of 2006, the Company adopted the fair value recognition provisions of SFAS 123R utilizing the modified-prospective-transition method, as prescribed by SFAS 123R. Under this transition method, compensation cost recognized during the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123, and (b) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Under the modified-prospective-transition method, results for the prior periods have not been restated.

Fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	Three Months Ended March 31, 2006	Three months Ended March 31, 2007
Risk-free interest rate	3.65%	4.75%
Expected dividend yield	None	None
Expected life	3.0 years	3.0 years
Expected volatility	100.0%	100.0%

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. The Company has not declared or paid any dividends and does not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on market prices of traded options for comparable entities within our industry.

The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Fair Value of Financial Instruments - The carrying amounts reported in the balance sheets for cash and accounts payable approximate their fair values.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

Basic and Diluted Loss per Common Share – Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled 10,223,214 shares and 8,624,084 shares at March 31, 2007 and December 31, 2006, respectively.

Reclassifications – Certain prior year items have been reclassified to conform to current year presentation.

3. Related-Party Transactions

Legal Costs

At March 31, 2007 and December 31, 2006, the Company was indebted to a shareholder for legal services for $74,886 and $27,578, respectively, which are included in accrued expenses on the accompanying balance sheets.

Legal services provided by a shareholder for the period from February 25, 2004 (date of inception) to March 31, 2007 was $352,000.

Rent

From February 25, 2004 (date of inception) to March 31, 2007, the Company used on a rent-free basis office space of a shareholder. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein.

4. Shareholders’ Equity

Private Placement

In February 2007, the Company raised $1,200,000 (before offering expenses) from the sale of 800,000 shares of common stock and warrants to purchase 1,333,334 shares of common stock at $2.50 per share, to an institutional investor in a private placement. The warrants have a term of two years from the date of issuance. In accordance with FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” and EITF 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19,” the Company did not allocate amounts to the warrants that represent a derivative liability as no monetary damages will result as long as the Company uses its best efforts. The Company commenced a second private placement of its securities in February 2007. These securities were sold in April and May 2007.

Stock Option Plan

In February 2005, the Company adopted an Equity Incentive Plan (“Plan”). Pursuant to the Plan, a committee appointed by the Board of Directors may grant, at its discretion, qualified or nonqualified stock options, stock appreciation rights and may grant or sell restricted stock to key individuals, including employees, nonemployee directors, consultants and advisors. Option prices for qualified incentive stock options (which may only be granted to employees) issued under the plan may not be less than 100% of the fair market value of the common stock on the date the option is granted (unless the option is granted to a person who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company; in which case the option price may not be less than 110% of the fair market value of the common stock on the date the option is granted). Option prices for nonqualified stock options issued under the plan are at the discretion of the committee and may be equal to, greater or less than fair market value of the common stock on the date the option is granted. The options vest over periods determined by the Board of Directors and are exercisable no later than ten years from date of grant (unless they are qualified incentive stock options granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company, in which case the options are exercisable no later than five years from date of grant.) As of March 31, 2007, the Company has reserved 1,500,000 shares of common stock for issuance under the plan and options to purchase approximately 780,660 common shares have been granted under the stock option plan.

The following table summarizes stock option activity under the Plan during the three months ended March 31, 2007:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (Thousands)
Outstanding December 31, 2006	730,660	$0.82
Granted	50,000	$1.15
Exercised	—	$—
Forfeited or expired	—	$—
Outstanding March 31, 2007	780,660	$0.84	6.2	$1,332,952

Vested or expected to vest at March 31, 2007	509,410	$0.74	6.3	$920,015

A summary of the status of unvested employee stock options as of March 31, 2007 and changes during the period then ended, is presented below:

	Options	Weighted Average Grant Date Fair Value Per Share
Unvested at December 31, 2006	295,000	$1.00
Granted	50,000	$1.15
Vested	73,750	$1.00
Forfeited	—	$—

Unvested at March 31, 2007	271,250	$1.03

As of March 31, 2007 and 2006, the total remaining unrecognized compensation cost related to unvested stock options amounted to $178,600 and $30,255, respectively, which will be amortized over the weighted-average remaining requisite service period of less than one year.

Stock Option Not Under Plan

In addition to a grant under the Plan, the Company granted a stock option in January 2007 to acquire 1,500,000 shares of its common stock at an exercise price of $1.10 per share to the Chairman of its Scientific Advisory Board.

Warrant Derivatives

In connection with the Company’s January 2006 private placement, the Company issued a finders fee in the form of warrants to purchase 300,000 shares of the Company’s common stock at $0.15 per share. The shares of the Company’s common stock issuable upon exercise of any of the finders fee warrants will be registered but will be subject to a lock-up provision restricting the quantities and times at which such shares may be sold. The finders will be entitled under certain circumstances to additional compensation in the event investors who they introduce to the Company purchase units and subsequently make further investments in the Company.

In connection with the Company’s January 2006 private placement, the Company issued to the investors warrants to purchase 1,400,000 shares of the Company’s common stock at $2.50 per share and issued a finders fee in the form of warrants to purchase 300,000 shares of the Company’s common stock at $0.15 per share. Of the total proceeds from the January 2006 private placement, approximately $914,000 was initially allocated to the freestanding warrants associated with the units based upon the fair value of the warrants. The assumptions used in the Black Scholes model for determining the initial fair value of the warrants were as follows: (1) dividend yield of 0%; (2) expected volatility of 100%, (3) risk-free interest rate of 4.50%, and (4) expected life of 3 years. In accordance with FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” and EITF 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19,” the amounts allocated to the warrants represent a derivative liability that has been recorded in the accompanying balance sheet. The carrying value of each warrant derivative at March 31, 2007 was determined using the Black Scholes model.

5. Subsequent Event

Private Placement

In April 2007, the Company raised $300,000 (before offering expenses) from the sale of 200,000 shares of common stock and warrants to purchase 333,334 shares of common stock at $2.50 per share in a private placement to the same institutional investor who acquired securities from the Company in its February 2007 private placement. The warrants are fully vested and exercisable over a term of two years. The Company agreed that for services rendered in connection with introducing the Company to this investor, the Company will make a cash payment to a third party totaling $24,000 and issue to this third party warrants to purchase a total of 24,000 shares of the Company’s common stock at an exercise price of $2.50 per share. The warrants are fully vested and exercisable over a term of two years.

In April and May 2007, the Company raised a total of $3,797,405 (before offering expenses) from the sale of 2,531,603 shares of common stock and warrants to purchase 2,531,603 shares of common stock at $2.50 per share, in a private placement made to a number of investors. The warrants are each fully vested and exercisable over a term of two years. The Company agreed that for services rendered in connection with introducing the Company to these investors, the Company will make a cash payment to third parties totaling $284,312 and issue to those third parties warrants to purchase a total of 284,312 shares of the Company’s common stock at an exercise price of $2.50 per share. The warrants are fully vested and exercisable over a term of two years.

Authorized Shares

In May 2007, the Company increased its authorized common stock from 25,000,000 shares to 74,000,000 shares, par value $.0001, bringing the total number of shares of capital stock that the Company is authorized to issue to 75,000,000 shares, including 1,000,000 shares of preferred stock, par value $.0001 per share.